Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	)	Chapter 11
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KEY ENERGY SERVICES, INC., et al.,[1]	)	Case No.
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Debtors.	)	Joint Administration Requested
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JOINT PREPACKAGED PLAN OF REORGANIZATION OF KEY ENERGY SERVICES, INC.

AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP

James F. Conlan Larry J. Nyhan Andrew F. O’Neill One South Dearborn Street	Robert S. Brady Edwin J. Harron Ryan M. Bartley Rodney Square
Chicago, Illinois 60603	1000 North King Street
Telephone: (312) 853-7000	Wilmington, Delaware 19801
Facsimile: (312) 853-7036	Telephone: (302) 571-6600
Facsimile: (302) 571-1253

SIDLEY AUSTIN LLP Jeffrey E. Bjork Christina M. Craige 555 West Fifth Street Los Angeles, CA 90013 Telephone: (213) 896-6000 Facsimile: (213) 896-6600

Proposed Co-Counsel to the Debtors	Proposed Co-Counsel to the Debtors

Dated: September 21, 2016

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal taxpayer-identification number, are: Key Energy Mexico, LLC (4871), Key Energy Services, Inc. (8081), Key Energy Services, LLC (5567), Misr Key Energy Investments, LLC (4528), and Misr Key Energy Services, LLC (7527). The mailing address for each Debtor is 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

	V.	New Certificate of Incorporation, New By-Laws and Investor Rights Agreement(s)	33
	W.	Directors and Officers of the Reorganized Debtors	34
	X.	Director and Officer Liability Insurance	34
	Y.	Incentive Compensation Plans	34
	Z.	Senior Management	35
	AA.	Corporate Advisory Services Agreement	35
	BB.	Exemption from Certain Taxes and Fees	35
	CC.	Preservation of Causes of Action	35
	DD.	No Change of Control	35

ARTICLE V.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		36

	A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	36
	B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
	C.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	37
	D.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	37
	E.	Contracts and Leases Entered Into After the Petition Date	38
	F.	Insurance Policies	38
	G.	Indemnification and Reimbursement Obligations	38
	H.	Employee Compensation and Benefits	38
	I.	Reservation of Rights	39

ARTICLE VI.	PROVISIONS GOVERNING DISTRIBUTIONS		39

	A.	Timing and Calculation of Amounts to Be Distributed	39
	B.	Distribution Agent	40
	C.	Distributions on Account of Claims Allowed After the Effective Date	40
	D.	Distributions to Holders of Disputed Claims	40
	E.	Delivery of Distributions	41
	F.	Compliance with Tax Requirements/Allocations	42
	G.	Surrender of Canceled Instruments or Securities	42
	H.	Claims Paid or Payable by Third Parties	43

ARTICLE VII.	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS		43

	A.	Allowance of Claims	43
	B.	Prosecution of Objections to Claims	44
	C.	Estimation of Claims	44
	D.	Disallowance of Certain Claims	44
	E.	Prepetition Litigation	45

ARTICLE VIII.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		45

	A.	Discharge of Claims, Termination of Interests in Key, and Reinstatement of Intercompany Interests	45
	B.	Compromise and Settlement of Claims, Interests, and Controversies	45
	C.	Setoffs and Recoupment	45
	D.	Release of Liens	46
	E.	Debtor Release	46
	F.	Third Party Release	47
	G.	Exculpation	48
	H.	Injunction	48

ARTICLE IX.	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		49

	A.	Conditions Precedent to the Effective Date	49
	B.	Waiver of Conditions	50

ARTICLE X.	MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		51

	A.	Modification and Amendments	51
	B.	Effect of Confirmation on Modifications	51
	C.	Revocation or Withdrawal of Plan; Termination of Plan Support Agreement	51

ARTICLE XI.	RETENTION OF JURISDICTION		51

ARTICLE XII.	MISCELLANEOUS PROVISIONS		53

	A.	Immediate Binding Effect	53
	B.	Additional Documents	53
	C.	Payment of Statutory Fees	54
	D.	Reservation of Rights	54
	E.	Successors and Assigns	54
	F.	Notices	54
	G.	Term of Injunctions or Stays	56
	H.	Entire Agreement	56
	I.	Governing Law	56
	J.	Exhibits	56
	K.	Nonseverability of Plan Provisions	56
	L.	Closing of Chapter 11 Cases	57
	M.	Conflicts	57
	N.	Dissolution of the Committee	57
	O.	Section 1125(e) Good Faith Compliance	57
	P.	Further Assurances	57

SCHEDULES

Schedule 1	List of D&O Liability Insurance Policies

INTRODUCTION

Key Energy Services, Inc. (“Key”) and its Debtor affiliates, as debtors and debtors in possession, propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the Claims against and Interests in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code.

Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information and projections of future operations, as well as a summary and description of the Plan.

ARTICLE I.

DEFINITIONS AND RULES OF INTERPRETATION

A.	Definitions

Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth below:

1. “ABL Agent” means Bank of America, N.A., as Administrative Agent and Co-Collateral Agent (as such terms are defined in the ABL Credit Facility Documents) for the ABL Lenders under the ABL Credit Facility Documents, or any successor agent.

2. “ABL Borrowers” means Key and KES.

3. “ABL Credit Facility” means the revolving loans and letter of credit facility provided under the ABL Credit Facility Documents.

4. “ABL Credit Facility Claims” means any Claim derived from, based upon, relating to, or arising from the ABL Credit Facility Documents.

5. “ABL Credit Facility Documents” means that certain Loan and Security Agreement dated as of June 1, 2015, by and among the ABL Borrowers, KEM, as Guarantor, the ABL Lenders, the ABL Agent, Wells Fargo Bank, National Association, in its capacity as Co-Collateral Agent and Joint Lead Arranger and Bookrunner, and sole Syndication Agent (as such terms are defined in such Loan and Security Agreement), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Bookrunner, together with all documentation executed in connection therewith, each as amended from time to time.

6. “ABL Lenders” means the lender parties under the ABL Credit Facility Documents.

7. “Accredited Investor” has the meaning set forth in Rule 501 of the Securities Act.

8. “Accrued Professional Compensation” means, at any date, all accrued fees and reimbursable expenses (including success fees, as applicable) for services rendered by all Retained Professionals in the Chapter 11 Cases through and including such date, to the extent that such fees and expenses have not previously been paid and regardless of whether a fee application has been filed for such fees and expenses. To the extent that there is a Final Order denying some or all of a Retained Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

9. “Administrative Expense Claim” means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; (c) all fees and charges assessed against the Estates pursuant to sections 1911-1932 of chapter 123 of title 28 of the United States Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4) and (5) of the Bankruptcy Code.

10. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code and shall include non-Debtor entities.

11. “Alleged Defaults” has the meaning set forth in the Forbearance Agreement.

12. “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest arising before the Effective Date (i) as to which no objection to allowance, priority or secured status and no request for estimation or other challenge has been interposed in accordance with the provisions of the Plan and the Bankruptcy Code and that is not otherwise subject to continuing dispute by any of the Debtors or Reorganized Debtors in accordance with applicable law, or (ii) as to which any such objection, challenge or dispute has been withdrawn or determined by a Final Order to the extent such objection, challenge or dispute is determined in favor of the respective holder, (b) any Claim or Interest that is compromised, settled or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order; or (c) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan (including, for the avoidance of doubt, Administrative Expense Claims not paid prior to the Effective Date). Notwithstanding anything to the contrary herein, no Claim (other than a Senior Notes Claim or a Term Loan Claim) of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor(s) or Reorganized Debtor(s). “Allow” and “Allowance” shall have correlative meanings.

13. “Allowed Term Loan Principal Balance” means the outstanding principal amount of loans under the Term Loan Credit Agreement on the Effective Date (excluding any prepayment premium) before giving effect to the Term Loan Payment.

14. “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended and all other applicable laws (statutory or common), statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any U.S. or non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency, department, commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof), that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

15. “Assumed Employee Agreements” has the meaning set forth in Section V.H.1.

16. “Backstop Agreement” means that certain Backstop Agreement dated September 21, 2016, by and among the Debtors and the Backstop Participants (as defined therein), a copy of which is attached as Exhibit G to the Disclosure Statement, as such agreement may be amended, modified, or supplemented from time to time in accordance with the terms thereof.

17. “Backstop Commitment” has the meaning set forth in the Backstop Agreement.

18. “Backstop Escrow Agreement” has the meaning set forth in the Backstop Agreement.

19. “Backstop Order” means an order of the Bankruptcy Court, which order may be the Confirmation Order, in form and substance reasonably satisfactory to the Debtors and the Required Backstop Participants, authorizing the Debtors’ assumption of and performance under the Backstop Agreement (including payment of the Put Premium) and approving the form of the Rights Offering and the Rights Offering Documents.

20. “Backstop Participant” has the meaning set forth in the Backstop Agreement.

21. “Ballot” means the form or forms distributed to Holders of Claims entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.

22. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect with respect to the Chapter 11 Cases.

23. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

24. “Bankruptcy Rules” means the Federal Bankruptcy Rules and the general, local, and chambers rules of the Bankruptcy Court as applicable to the Chapter 11 Cases and as amended from time to time.

25. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Federal Bankruptcy Rule 9006(a)(6)).

26. “Cash” means the legal tender of the United States of America.

27. “Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

28. “Cause of Action” means any action, claim, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, loss, damage, remedy judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, Secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense, including fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claim under any state or foreign law, including any fraudulent transfer or similar claim.

29. “CEO Director Seat” means the seat on the New Key Board to be held by the Chief Executive Officer of Reorganized Key.

30. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

31. “Claim” has the meaning assigned to that term in section 101(5) of the Bankruptcy Code, against any Debtor.

32. “Claims Register” means the official register of Claims and Interests maintained by the Notice and Claims Agent.

33. “Class” means a category of Claims or Interests classified under Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

34. “Closing Backstop Participant” has the meaning set forth in the Backstop Agreement.

35. “Committee” means an official committee (and all subcommittees thereof) appointed in the Chapter 11 Cases, if any, pursuant to section 1102 of the Bankruptcy Code.

36. “Compensation and Benefits Programs” means all employment and severance agreements and policies of the Debtors, including the Assumed Employee Agreements, and all compensation and benefit plans, policies, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees and retirees of their subsidiaries, including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements, and plans, incentive plans, deferred compensation plans and life, accidental death, and dismemberment insurance plans.

37. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

38. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Federal Bankruptcy Rules 5003 and 9021.

39. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider Confirmation of the Plan, as such hearing may be, or may have been, continued from time to time.

40. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably satisfactory to the Debtors, the Required Consenting Creditors and the Required Backstop Participants.

41. “Consummation” means the occurrence of the Effective Date.

42. “Corporate Advisory Services Agreement” means the corporate advisory services agreement by and between Reorganized Key and Platinum, the form of which is attached as Exhibit 5 to the Plan Term Sheet.

43. “Corporate Governance Term Sheet” means that certain Corporate Governance Term Sheet attached as Exhibit 4 to the Plan Term Sheet outlining, among other things, the composition of the Board of Directors of Reorganized Key, as well as certain minority protections and registration rights that will be implemented as part of the Restructuring Transactions.

44. “Cure Costs” means the amounts, including, where applicable, an amount of $0.00, required to cure any and all monetary defaults under an Executory Contract or Unexpired Lease (or such lesser amounts as may be agreed upon by the parties to an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to section 365 or 1123 of the Bankruptcy Code.

45. “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’ and officers’ liability listed on Schedule 1 hereto, which may be amended from time to time by the Debtors with the consent of the Required Consenting Noteholders.

46. “Debtor” means one of the entities listed in footnote 1 hereof, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

47. “Debtors” means, collectively, the entities listed in footnote 1 hereof.

48. “Definitive Restructuring Documents” means, collectively, the Solicitation Materials, the New Term Loan Documents, the Confirmation Order, the Cash Collateral Orders, the PSA Assumption Order, the New MIP, the New Key Constituent Documents and the Investor Rights Agreement(s), and such other related documents and ancillary agreements required to implement the Restructuring Transactions and obtain entry of the Confirmation Order, which shall contain terms and conditions consistent in all material respects with the Fundamental Implementation Agreements and, to the extent not expressly specified therein, be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Creditors, as the same may be amended, modified or supplemented, but only in accordance with the Fundamental Implementation Agreements.

49. “Disclosure Statement” means the Disclosure Statement for the Joint Prepackaged Plan of Reorganization of Key Energy Services, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated September 21, 2016, as amended, supplemented, or modified from time to time (as agreed to by the Debtors and the Required Consenting Creditors and in accordance with the Fundamental Implementation Agreements), including all exhibits and schedules thereto, that is prepared and distributed in accordance with sections 1125, 1126(b) and 1145 of the Bankruptcy Code, the Bankruptcy Rules and any other applicable law.

50. “Disputed” means, with respect to any Claim or Interest, a Claim or Interest or any portion thereof that is not Allowed but has not been disallowed by a Final Order.

51. “Distribution Agent” means the Reorganized Debtors or the Entity or Entities selected by the Reorganized Debtors to make or facilitate distributions contemplated under, or in connection with, the Plan.

52. “DTC” means The Depository Trust Company, a limited-purpose trust company and securities depository organized under the laws of the State of New York.

53. “Effective Date” means the Business Day selected by the Debtors as of which all conditions precedent to the occurrence of the Effective Date have been satisfied or waived pursuant to Section IX.A and Section IX.B hereof.

54. “Effective Date Per Share Price” means a price per share of Reorganized Key Common Stock as of the Effective Date equal to the quotient of (a) the sum of (i) $235 million plus (ii) the amount of Cash raised by Reorganized Key through the sale of Incremental Liquidity Shares, if any, divided by (b) the total number of shares of Reorganized Key Common Stock to be issued and outstanding on the Effective Date pursuant to the Plan (other than any shares reserved for issuance in connection with the New Warrants or New MIP, if any). The Effective Date Per Share Price will range between $12.79 and $14.30, depending on the number of Incremental Liquidity Shares, if any, issued pursuant to the Plan, as indicated on Schedule 1 to the Disclosure Statement.

55. “Entity” has the meaning assigned to that term in section 101(15) of the Bankruptcy Code.

56. “Equity Holder Allocation Percentage” means with respect to each Holder of Allowed Existing Key Common Stock, the percentage equal to the quotient of (a) the number of shares of Allowed Existing Key Common Stock beneficially owned by such Holder divided by (b) the aggregate number of shares of Allowed Existing Key Common Stock.

57. “Equity Holder Cash-Out Amount” means, with respect to any Holder of Allowed Existing Key Common Stock (a) that elects to exchange all of its Equity Holder Plan Securities for Cash, the aggregate Cash value, calculated at the Equity Holder Cash-Out Share Price, of such Holder’s Equity Holder Allocation Percentage of the Equity Holder Shares component of the Equity Holder Plan Securities that such Holder has elected to exchange for Cash or (b) that elects to exchange some but not all of its Equity Holder Plan Securities for Cash, (i) the aggregate Cash value, calculated at the Equity Holder Cash-Out Share Price, of the Equity Holder Shares component of the Equity Holder Plan Securities that such Holder has elected to exchange for Cash plus (ii) the Equity Holder Plan Securities that such Holder elected not to exchange for Cash; provided, however, that, to the extent the proceeds received from Equity Holder Rights Offering Participants under the Equity Holder Cash-Out Subscription are not sufficient to satisfy the aggregate Equity Holder Cash-Out Amounts described above, then “Equity Holder Cash-Out Amount” shall mean, with respect to any Holder of Allowed Existing Key Common Stock that elects to receive the Equity Holder Cash-Out Amount, (a) such Holder’s pro rata share of the proceeds of the Equity Holder Cash-Out Subscription and (b) the number of Equity Holder Plan Securities equal to the (i) number of Equity Holder Plan Securities such Holder would have received had it not elected to receive the Equity Holder Cash-Out Amount, less (ii) the Equity Holder Plan Securities exchanged for Cash pursuant to clause (a) of this proviso. For the avoidance of doubt, although the Equity Holder Cash-Out Amount an electing Holder receives is calculated by reference to such Holder’s Allocation Percentage of Equity Holder Shares alone, a Holder must also exchange the New Warrants associated with those Equity Holder Shares in connection with receiving its Equity Holder Cash-Out Amount.

58. “Equity Holder Cash-Out Share Price” means a price per share of Equity Holder Shares equal to the product of (x) 90% multiplied by (y) the Effective Date Per Share Price.

59. “Equity Holder Cash-Out Shares and Warrants” means those Equity Holder Plan Securities allocated to Holders of Allowed Existing Key Common Stock but which such Holders elect to exchange for Cash on the Equity Holder Election Form.

60. “Equity Holder Cash-Out Subscription” means the subscription offered to the Equity Holder Rights Offering Participants to potentially purchase Equity Holder Cash-Out Shares and Warrants at the Equity Holder Cash-Out Share Price.

61. “Equity Holder Election Form” means that certain form to be served, together with certain information regarding the Plan (and instructions for accessing copies of the Plan and Disclosure Statement), on each Holder of Allowed Existing Key Common Stock no later than ten (10) Business Days prior to the deadline for the Filing of objections to Confirmation, on which a Holder of Allowed Existing Key Common Stock may make certain elections, including: (a) whether to receive, in lieu of the Equity Holder Plan Securities, such Holder’s Equity Holder Cash-Out Amount, and (b) whether to elect not to grant the voluntary releases contained in Section VIII.F of the Plan, in which case such Holder will not receive any distribution under the Plan.

62. “Equity Holder Plan Securities” means with respect to any Holder of Allowed Existing Key Common Stock, (a) such Holder’s Equity Holder Allocation Percentage of (i) the Equity Holder Shares and (ii) the New Warrants, plus (b) such Holder’s pro rata share (removing any Holders from the pro rata calculation that do not receive Equity Holder Plan Securities because of (1) or (2) below) of all Equity Holder Shares and New Warrants (1) allocated to any Holders of Allowed Existing Key Common Stock who (x) elect not to grant the voluntary releases contained in Section VIII.F of the Plan or (y) take any of the actions set forth in sub-clauses (A) through (E) of Section III.C.8(b), and therefore do not receive any distribution under the Plan, and (2) aggregated, reallocated and delivered pursuant to Section VI.E.2.

63. “Equity Holder Rights Offering Participant” means any Qualifying Equity Holder that properly subscribes for at least $25,000 worth of Primary Rights Offering Common Stock and funds such commitment in full on or prior to the expiration of the Primary Rights Offering.

64. “Equity Holder Rights Offering Record Date” means August 18, 2016.

65. “Equity Holder Rights Offering Record Date Shares” means shares of Existing Key Common Stock as of the Equity Holder Rights Offering Record Date.

66. “Equity Holder Shares” means 815,891 shares of Reorganized Key Common Stock to be issued on the Effective Date and delivered to Holders of Allowed Existing Key Common Stock (including any shares of Reorganized Key Common Stock purchased by Equity Holder Rights Offering Participants pursuant to the Equity Holder Cash-Out Subscription), as set forth on Schedule 1 to the Disclosure Statement.

67. “Estate” means, with respect to each Debtor, the estate created as to such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

68. “Exculpated Parties” means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the Supporting Creditors; (d) the Non-Defaulting Backstop Participants; (e) the Equity Holder Rights Offering Participants; and (f) to the fullest extent permitted by applicable law, with respect to each of the foregoing Entities in clauses (a) through (e), each such Entity’s predecessors, successors, and assigns, and Affiliates and its and their parents, subsidiaries, managed accounts, funds, and current and former officers, directors, principals, advisors, members, managers, limited partners, general partners, equity holders, controlling persons, employees, agents, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members and other professionals, and each such Person’s respective heirs, executors, estates, servants and nominees, in each case solely in their capacity as such.

69. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection pursuant to section 365 of the Bankruptcy Code.

70. “Existing Key Common Stock” means all vested and unvested (a) issued and outstanding shares of common stock in Key, and (b) restricted stock units for common stock in Key.

71. “Expected Asset Sale Proceeds” means any cash proceeds payable in connection with a Specified Asset Sale pursuant to one or more fully-executed purchase agreements which (i) contain no material financial or diligence conditions to closing, and (ii) are contracted to close within 30 calendar days after the Effective Date; provided, however, that, unless the Required Backstop Participants have consented to the waiver of such condition, such cash proceeds must be held in escrow at a nationally chartered U.S. bank pursuant to an escrow agreement requiring payment of such proceeds to the Debtors (prior to the Effective Date) or Reorganized Debtors (on or after the Effective Date) upon the closing of the Specified Asset Sale within 30 calendar days after the Effective Date, subject only to a failure to obtain the approval of any governmental entity on the basis of any applicable Antitrust Laws.

72. “FCPA Resolution” means the valid and binding cease and desist order entered by the SEC with respect to Key and its Affiliates on August 11, 2016 and effective as of August 11, 2016.

73. “Federal Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. 2705, as applicable to the Chapter 11 Cases and as amended from time to time.

74. “File,” “Filed” or “Filing” means file, filed, or filing with the Bankruptcy Court in the Chapter 11 Cases.

75. “Final Cash Collateral Order” means an order of the Bankruptcy Court approving, on a final basis, the use of cash collateral consistent in all material respects with the Cash Collateral Order Term Sheet attached as Exhibit 2 to the Plan Term Sheet, as may be amended, modified or supplemented only in accordance with Section 24 of the Plan Support Agreement and otherwise in form and substance satisfactory to the Required Consenting Term Lenders and with material economic terms reasonably satisfactory to the Debtors and the Required Consenting Noteholders.

76. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, stayed, modified, or amended, and as to (a) which the time to appeal, petition for certiorari, or motion for a new trial, reargument or rehearing has expired, and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing is pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order or judgment, or such appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have otherwise been dismissed with prejudice, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Federal Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

77. “Forbearance Agreement” means that certain Forbearance Agreement dated May 11, 2016, by and among Key, as Borrower under the Term Loan Credit Agreement, KES and KEM, as Guarantors under the Term Loan Credit Documents, certain of the Term Loan Lenders and the Term Loan Agent, as amended from time to time.

78. “Fundamental Implementation Agreements” means (a) the Plan Support Agreement, (b) the Backstop Agreement, and (c) the Plan.

79. “General Unsecured Claim” means any unsecured Claim that is not (a) an Administrative Expense Claim, (b) a Professional Fee Claim, (c) a Priority Tax Claim, (d) a Priority Non-Tax Claim, (e) a Senior Notes Claim or (f) an Intercompany Claim and that is not entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.

80. “Governmental Unit” has the meaning assigned to that term in section 101(27) of the Bankruptcy Code.

81. “Holder” means an Entity holding a Claim or an Interest, as applicable.

82. “Impaired” means, with respect to a Claim, Interest or Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

83. “Incremental Liquidity Equity-Allocated Shares” means up to 182,310 Incremental Liquidity Shares, which the Equity Holder Rights Offering Participants who are eligible to participate in the Incremental Liquidity Rights Offering may subscribe for at the applicable Incremental Liquidity Per Share Price. The aggregate number of Incremental Liquidity Equity-Allocated Shares shall equal 5% of the total number of Incremental Liquidity Shares issued under the Incremental Liquidity Rights Offering.

84. “Incremental Liquidity Rights Offering” means the rights offering to the Senior Notes Rights Offering Participants and the Equity Holder Rights Offering Participants who are eligible to participate in the Incremental Liquidity Rights Offering to potentially purchase, if the Minimum Liquidity Test is not satisfied (as determined in accordance with Section IV.I of the Plan), Incremental Liquidity Shares at the applicable Incremental Liquidity Per Share Price for aggregate proceeds of up to $25 million, through a subscription in their applicable Rights Offering Documents. The Incremental Liquidity Rights Offering will be sized at the minimum dollar amount (rounded up to the nearest $1 million increment) necessary for Reorganized Key to have Minimum Liquidity on the Effective Date.

85. “Incremental Liquidity Senior Notes-Allocated Shares” means up to 3,463,873 Incremental Liquidity Shares, which the Senior Notes Rights Offering Participants that have properly subscribed to the maximum number of shares of Primary Rights Offering Common Stock for which they are eligible may subscribe for at the applicable Incremental Liquidity Per Share Price. The aggregate number of Incremental Liquidity Senior Notes-Allocated Shares shall equal 95% of the total number of Incremental Liquidity Shares issued under the Incremental Liquidity Rights Offering.

86. “Incremental Liquidity Per Share Price” means the applicable price per Incremental Liquidity Share as set forth in the Rights Offering Documents.

87. “Incremental Liquidity Shares” means up to 3,646,183 shares of Reorganized Key Common Stock to be purchased pursuant to the Incremental Liquidity Rights Offering and, if the Incremental Liquidity Rights Offering is undersubscribed, the Backstop Commitment, as set forth on Schedule 1 to the Disclosure Statement.

88. “Intercompany Claim” means any Claim held by a Debtor or an Affiliate of a Debtor.

89. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

90. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of any Debtor, including all issued, unissued, authorized, or outstanding shares or common stock, preferred stock, or other instruments, including restricted stock units, evidencing any fixed or contingent ownership interest in any Debtor together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto, as well as any partnership, limited liability company, or similar interest of any Debtor, as applicable.

91. “Interim Cash Collateral Order” means an interim order entered by the Bankruptcy Court approving the use of Cash Collateral, which incorporates the terms and conditions set forth in the Cash Collateral Order Term Sheet and is otherwise in form and substance satisfactory to the Required Consenting Term Lenders and with material economic terms reasonably satisfactory to the Debtors and the Required Consenting Noteholders.

92. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

93. “Investor Rights Agreement(s)” means the registration rights agreement and (to the extent one is required to implement the Restructuring Transactions) an investor rights agreement, in each case to become effective on the Effective Date, incorporating any terms and conditions set forth in the Corporate Governance Term Sheet that are not incorporated into the New Key Constituent Documents. The Investor Rights Agreement(s) shall be filed with the Plan Supplement, and shall be in form and substance reasonably satisfactory to the Debtors and to each Backstop Participant, as such agreement(s) may be amended, modified or supplemented from time to time only in accordance with the terms of the Fundamental Implementation Agreements.

94. “KEM” means Key Energy Mexico, LLC.

95. “KES” means Key Energy Services, LLC.

96. “Key” means Key Energy Services, Inc.

97. “Lien” has the meaning assigned to that term in section 101(37) of the Bankruptcy Code.

98. “Minimum Liquidity” means (x) $100 million of aggregate liquidity, consisting of (A) at least $80 million, combined, of (1) domestic Unrestricted Cash in bank accounts of the Debtors (at least $70 million of which must be deposited in the TL Proceeds and Priority Collateral Account) and (2) Expected Asset Sale Proceeds, if any, and (B) Availability (as defined in the Term Loan Credit Agreement) under the New ABL Credit Agreement; or (y) $110 million of aggregate liquidity, consisting of (A) at least $75 million, combined, of (1) domestic Unrestricted Cash in bank accounts of the Debtors (at least $65 million of which must be deposited in the TL Proceeds and Priority Collateral Account) and (2) Expected Asset Sale Proceeds, if any, and (B) Availability (as defined in the Term Loan Credit Agreement) under the New ABL Credit Agreement; provided, however, that no Unrestricted Cash shall be counted for purposes of satisfying the Minimum Liquidity Test (as determined in accordance with Section IV.I of the Plan) to the extent it (a) is held in a foreign bank account, or (b) serves to backstop letters of credit under the New ABL Credit Agreement.

99. “Minimum Liquidity Test” means an assessment as to whether, after giving effect to all payments required to be made or funded by the Debtors under the Plan on or before the Effective Date (including on account of accrued and unpaid professional fees and expenses but excluding any fees or expenses paid or to be paid under the Corporate Advisory Services Agreement), the Reorganized Debtors will have on the Effective Date, on a pro forma basis after giving effect to the funding of the Primary Rights Offering (including by the Backstop Participants pursuant to the Backstop Commitment) but prior to giving effect to any funding of the Incremental Liquidity Rights Offering, Minimum Liquidity.

100. “Minimum Liquidity Test Date” means the date that is five (5) Business Days prior to the anticipated Effective Date.

101. “NASDAQ” means the NASDAQ Global Select Market.

102. “New 4-Year Warrants” means the 4-year freely transferable, cash or cashless exercise warrants to be issued and delivered hereunder, entitling the holders thereof, collectively, upon exercise, to purchase, in the aggregate, up to 919,891 shares of Reorganized Key Common Stock, on terms set forth in the New Warrant Agreement(s).

103. “New 5-Year Warrants” means the 5-year freely transferable, cash or cashless exercise warrants to be issued and delivered hereunder, entitling the holders thereof, collectively, upon exercise, to purchase, in the aggregate, up to 919,891 shares of Reorganized Key Common Stock, on terms set forth in the New Warrant Agreement(s).

104. “New ABL Credit Agreement” means the ABL Credit Agreement (which may, if agreed by the Debtors and the lenders and agents party thereto, take the form of an amendment and restatement of the Loan and Security Agreement dated June 1, 2015 in respect of the ABL Credit Facility) to be consummated on the Plan Effective Date consistent with the conditions contained in the New Term Loan Credit Agreement Term Sheet, which shall be in form and substance reasonably satisfactory to the Debtors and the Required Consenting Creditors and included, in substantially final form, in the Plan Supplement, as such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof.

105. “New ABL Credit Facility” means the new revolving loans and letter of credit facility, on the terms set forth in the New ABL Credit Facility Documents.

106. “New ABL Credit Facility Documents” means the New ABL Credit Agreement, together with all other documents entered into in connection therewith, each of which shall be in form and substance satisfactory to the Debtors and the Required Consenting Creditors.

107. “New By-Laws” means the by-laws of Reorganized Key, the material terms of which are set forth on the Corporate Governance Term Sheet and otherwise in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders, and which shall be included, in substantially final form, in the Plan Supplement.

108. “New Certificate of Incorporation” means the certificate of incorporation of Reorganized Key, the material terms of which are set forth on the Corporate Governance Term Sheet and otherwise in form and substance reasonably satisfactory to the Debtors and the Required Consenting Noteholders, and which shall be included, in substantially final form, in the Plan Supplement. For the avoidance of doubt, the New Certificate of Incorporation shall include the certificate of designation for the Preferred Voting Share.

109. “New Key Board” means the initial board of directors for Reorganized Key, whose members shall be appointed in accordance with terms and conditions of the Corporate Governance Term Sheet, and whose names and affiliations will be disclosed in the Plan Supplement.

110. “New Key Constituent Documents” means, as applicable, (a) the New Certificate of Incorporation, and (b) the New By-Laws.

111. “New MIP” means a management incentive plan for Reorganized Key, whose key terms (including the total number of shares (or related economic rights) available for grant under the management incentive plan, amount to be initially granted, vesting schedule, types of awards, and other key economic terms) shall be reasonably satisfactory to the Debtors and the Required Consenting Noteholders and summarized in the Plan Supplement.

112. “New Subsidiary Boards” means the initial boards of directors or member(s), as the case may be, of the Reorganized Debtors other than Reorganized Key, whose members shall be determined by the Required Consenting Noteholders, and whose names and affiliations will be disclosed in the Plan Supplement. For the avoidance of doubt, the members of the New Key Board may be members of the New Subsidiary Boards.

113. “New Term Loan Credit Agreement” means the new term loan credit agreement (which may, if agreed by the Debtors and the Required Consenting Term Lenders, take the form of an amendment and restatement of the Term Loan Credit Agreement) to be consummated on the Plan Effective Date, consistent with the New Term Loan Credit Agreement Term Sheet attached as Exhibit 2 to the Plan Term Sheet, which shall be in form and substance satisfactory to the Debtors and the Required Consenting Term Lenders and reasonably satisfactory to the Required Consenting Noteholders and included, in substantially final form, in the Plan Supplement, as such agreement may be amended, modified or supplemented from time to time only in accordance with the terms thereof.

114. “New Term Loan Documents” means the New Term Loan Credit Agreement together with all other documents entered into in connection therewith, each of which shall be in form and substance satisfactory to the Debtors and the Required Consenting Term Lenders and reasonably satisfactory to the Required Consenting Noteholders.

115. “New Term Loan Facility” means the new term loan credit facility in the original principal amount of $250 million on the Effective Date, which will have the terms set forth in the New Term Loan Documents.

116. “New Warrant Agreement(s)” means the agreement(s) setting forth the terms and conditions of the New Warrants, which shall be consistent with the New Warrant Term Sheet and otherwise reasonably acceptable to the Debtors and the Required Consenting Noteholders, and included, in substantially final form, in the Plan Supplement.

117. “New Warrants” means, collectively, the New 4-Year Warrants and the New 5-Year Warrants.

118. “New Warrant Term Sheet” means that certain Terms of Warrants term sheet, attached as Exhibit 6 to the Plan Term Sheet.

119. “Non-Defaulting Backstop Participant” has the meaning set forth in the Backstop Agreement.

120. “Non-Qualifying Noteholder” means a Holder of a Senior Notes Claim that is not a Qualifying Noteholder.

121. “Notice and Claims Agent” means Epiq Bankruptcy Solutions, LLC, in its capacity as noticing, claims and solicitation agent for the Debtors.

122. “NYSE” means the New York Stock Exchange.

123. “Other Key Equity Interests” means Interests in Key (other than Existing Key Common Stock), including Subordinated Claims and any claim, interest or other equity-related rights associated with any equity-related agreements (including any existing registration rights agreements or stockholder or investor agreements to which Key is a party); provided, that Intercompany Interests shall not be included within the definition, or class, of Other Key Equity Interests.

124. “Other Secured Claim” means any Secured Claim that is not a Term Loan Claim or an ABL Credit Facility Claim.

125. “Person” has the meaning assigned to that term in section 101(41) of the Bankruptcy Code.

126. “Petition Date” means the date on which each of the Debtors commenced the Chapter 11 Cases.

127. “Plan” means this Joint Prepackaged Plan of Reorganization of Key Energy Services, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference, as may be modified, amended or supplement in accordance with the terms hereof.

128. “Plan Securities” means the Reorganized Key Common Stock, the Preferred Voting Share and the New Warrants.

129. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, in each case subject to the terms and provisions of the Plan Support Agreement, including the following documents: the New Key Constituent Documents, the Rejected Executory Contract and Unexpired Lease List, the New Warrant Agreement(s), the New Term Loan Credit Agreement, the New ABL Credit Agreement, the Investor Rights Agreement(s), the New MIP, and the list of members of the New Key Board and the New Subsidiary Boards, to be filed no later than the Plan Supplement Filing Date.

130. “Plan Supplement Filing Date” means the date that is ten (10) Business Days prior to the date scheduled for the Confirmation Hearing.

131. “Plan Support Agreement” means that certain Plan Support Agreement (including all schedules and exhibits thereto), dated August 24, 2016, by and among the Debtors, the Supporting Noteholders, and the Supporting Term Lenders, as may be amended, supplemented, or otherwise modified from time to time pursuant to the terms and conditions set forth therein, a copy of which is attached as Exhibit B to the Disclosure Statement.

132. “Plan Term Sheet” means that certain Chapter 11 Plan Term Sheet, attached as Exhibit A to the Plan Support Agreement, describing the terms and conditions of a joint prepackaged Chapter 11 plan of reorganization for the Debtors (as such term sheet, including all exhibits and annexes thereto, may be amended, modified or supplemented in accordance with Section 24 of the Plan Support Agreement and, as applicable, the terms of the other Fundamental Implementation Agreements).

133. “Platinum” means Platinum Equity Advisors, LLC and any of Platinum’s controlled Affiliates, managed funds and/or accounts.

134. “Preferred Voting Share” means a single (and only) share of Reorganized Key preferred stock issued to Platinum, which confers upon Platinum the right to nominate and elect certain directors of Reorganized Key. The certificate of designation for the Preferred Voting Share shall be consistent with the Corporate Governance Term Sheet.

135. “Primary Rights Offering” means the rights offering of Primary Rights Offering Common Stock for the Primary Rights Offering Amount, commenced by the Debtors prior to the Petition Date, pursuant to which (a) each Qualifying Noteholder had the opportunity to subscribe for its pro rata share of 95% of the Primary Rights Offering Common Stock and (b) each Qualifying Equity Holder had the opportunity to subscribe for up to 100% of the 5% of the Primary Rights Offering Common Stock allocated to the Qualifying Equity Holders (provided that, to extent of any oversubscription, each Equity Holder Rights Offering Participant will receive its pro rata share of the available amount calculated based upon its ownership of Equity Holder Rights Offering Record Date Shares), in each case at the Primary Rights Offering Share Price.

136. “Primary Rights Offering Amount” means $85 million.

137. “Primary Rights Offering Common Stock” means 7,022,859 shares of Reorganized Key Common Stock to be sold pursuant to the Primary Rights Offering and/or the Backstop Agreement on or as soon as reasonably practicable after the Effective Date.

138. “Primary Rights Offering Share Price” means a price per share of Primary Rights Offering Common Stock equal to $12.10.

139. “Priority Non-Tax Claim” means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under section 507(a) of the Bankruptcy Code.

140. “Priority Tax Claims” means any Claim of a Governmental Unit entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

141. “Professional Fee Claim” means any Claim of a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

142. “Professional Fee Claims Bar Date” means the date that is 30 days after the Effective Date.

143. “Professional Fee Escrow Account” means an interest-bearing escrow account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid Professional Fee Claims.

144. “Professional Fee Reserve Amount” means the aggregate Accrued Professional Compensation through the Effective Date as estimated in good faith by the Retained Professionals and approved by the Debtors, in consultation with the Required Consenting Noteholders, in accordance with Section II.B.3 hereof.

145. “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

146. “PSA Assumption Order” means an order of the Bankruptcy Court, which may be the Confirmation Order, authorizing the Debtors’ assumption of and performance under the Plan Support Agreement, which order shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors.

147. “Put Premium” has the meaning set forth in the Backstop Agreement.

148. “Qualifying Equity Holder” means a Holder of Equity Holder Rights Offering Record Date Shares that has identified itself to Key as an Accredited Investor with supporting documentation that has been reviewed by Key evidencing the fact that such Holder actually is an Accredited Investor.

149. “Qualifying Noteholder” means a Holder of Senior Notes Claims as of the Senior Notes Rights Offering Record Date that (a) has identified itself to Key as an Accredited Investor with supporting documentation that has been reviewed by Key evidencing the fact that such Holder actually is an Accredited Investor, and (b) is eligible to subscribe for at least $1,000 worth of Primary Rights Offering Common Stock based on its pro rata share of Senior Notes Claims as of the Senior Notes Rights Offering Record Date.

150. “Reinstated” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

151. “Rejected Executory Contract and Unexpired Lease List” means the list that shall be included in the Plan Supplement of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Debtors pursuant to the provisions of Section V.A of the Plan, which list shall be determined by the Debtors and consented to by the Required Consenting Noteholders (which consent shall not be unreasonably withheld) and may be amended at any time prior to the Effective Date pursuant to the terms the Plan and the Plan Support Agreement.

152. “Rejection Damages Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

153. “Rejection Damages Claims Bar Date” means, with respect to any given Rejection Damages Claim, the date that is 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

154. “Released Parties” means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the Supporting Creditors; (d) the Non-Defaulting Backstop Participants; (e) the Equity Holder Rights Offering

Participants (in each case, with respect to the foregoing clauses (c) through (e), other than a Holder of a Claim or Interest that has elected not to provide the releases under Section VIII.F of the Plan); and (f) to the fullest extent permitted by applicable law, with respect to each of the foregoing Entities in clauses (a) through (e), each such Entity’s predecessors, successors, and assigns, and Affiliates and its and their parents, subsidiaries, managed accounts, funds, and current and former officers, directors, principals, advisors, members, managers, limited partners, general partners, equity holders, controlling persons, employees, agents, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members and other professionals, and each such Person’s respective heirs, executors, estates, servants and nominees, in each case solely in their capacity as such.

155. “Releasing Parties” means each of: (a) the Supporting Creditors; (b) the Non-Defaulting Backstop Participants; (c) the Equity Holder Rights Offering Participants and (d) without limiting the foregoing clauses (a) through (c), each other Holder of a Claim or Interest other than a Person or Entity that has elected not to provide the releases under Section VIII.F of the Plan; and (e) to the fullest extent permitted by applicable law, with respect to each of the foregoing parties under clauses (a) through (d), each such Entity’s predecessors, successors, and assigns, and Affiliates and its and their parents, subsidiaries, managed accounts, funds, and current and former officers, directors, principals, advisors, members, managers, limited partners, general partners, equity holders, controlling persons, employees, agents, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members and other professionals, and each such Person’s respective heirs, executors, estates, servants and nominees, in each case solely in their capacity as such.

156. “Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including Reorganized Key.

157. “Reorganized Key” means Key, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, it being understood that, as of the Effective Date, Reorganized Key shall be converted from a Maryland corporation to a corporation organized under the laws of the state of Delaware.

158. “Reorganized Key Common Stock” means the shares of common stock of Reorganized Key to be authorized, issued and/or reserved on the Effective Date, or as soon thereafter as is reasonably practicable, pursuant to or in connection with the Plan, as described in Schedule 1 to the Disclosure Statement.

159. “Required Backstop Participants” has the meaning set forth in the Backstop Agreement.

160. “Required Consenting Creditors” means (a) with respect to the Plan Support Agreement, the Plan, the New Term Loan Credit Agreement and the dates in the Restructuring Timeline set forth in Schedule 1 to the Plan Term Sheet, both (i) the Required Consenting Noteholders and (ii) the Required Consenting Term Lenders; and (b) with respect to the Backstop Agreement, the New ABL Credit Agreement, the Definitive Restructuring Documents (other than the New Term Loan Credit Agreement) and all Restructuring Transactions or documents in respect of such Restructuring Transactions not listed in clause (a), (i) the Required Consenting Noteholders and (ii) the Required Consenting Term Lenders, solely to the extent that a proposed action, modification, amendment, supplement or waiver adversely affects the Supporting Term Lenders; provided, that the foregoing definition shall not negate or limit any explicit amendment, consent or termination right granted to the Required Consenting Term Lenders in the Plan Support Agreement.

161. “Required Consenting Noteholders” means, as of any date of determination, those Supporting Noteholders holding at least 66 2/3% of the aggregate outstanding principal amount of the Senior Notes, unless the Supporting Noteholders collectively hold less than 66 2/3% of the aggregate outstanding principal amount of the Senior Notes, in which case those Supporting Noteholders holding at least 66 2/3% of the aggregate outstanding principal amount of the Senior Notes held by Supporting Noteholders; provided, however, that, for purposes of this definition, the term “Supporting Noteholders” excludes any Holder of Senior Notes Claims that, on the relevant date of determination, is in breach of any of its material obligations under the Plan Support Agreement.

162. “Required Consenting Term Lenders” means, as of any date of determination, those Supporting Term Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Term Loan Claims held by Supporting Term Lenders. For purposes of this definition, the term “Supporting Term Lenders” excludes any Holder of Term Loan Claims that, on the relevant date of determination, is in breach of any of its material obligations under the Plan Support Agreement.

163. “Restricted Shares” has the meaning set forth in Section IV.E.

164. “Restructuring Transaction” means each action by the Reorganized Debtors necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation, certificates of incorporation, operating agreements, by-laws, or other documents containing terms that are consistent with the terms of the Plan and the Plan Support Agreement and that satisfy the applicable requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and the Plan Support Agreement; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) the execution and delivery of the applicable documents and instruments included in the Plan Supplement; and (e) all other actions the Reorganized Debtors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

165. “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been awarded by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

166. “Rights Offering” means the Primary Rights Offering and the Incremental Liquidity Rights Offering.

167. “Rights Offering Documents” means, collectively, the Backstop Agreement and any other documents required thereby or necessary to effectuate the Rights Offering and the transactions contemplated by the Backstop Agreement Term Sheet, including subscription agreements, the Rights Offering Escrow Agreement and the Backstop Escrow Agreement, such documents incorporating the terms and conditions of the Rights Offering set forth in the Plan Term Sheet and otherwise in form and substance reasonably satisfactory to the Backstop Participants.

168. “Rights Offering Escrow Agreement” means that certain Escrow Agreement, dated September 21, 2016, between Capital One, N.A., as Escrow Agent and Key, as amended from time to time, a form of which is attached as part of Exhibit F to the Disclosure Statement.

169. “SEC” means the United States Securities and Exchange Commission.

170. “Secured” means: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code, (b) that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff as determined pursuant to section 506(a) of the Bankruptcy Code, or (c) Allowed as such pursuant to the Plan or any Final Order as a secured Claim.

171. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as amended, together with the rules and regulations promulgated thereunder.

172. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a-78nn, as amended.

173. “Security” has the meaning assigned to that term in section 2(a)(1) of the Securities Act.

174. “Senior Notes” means the 6.75% Senior Unsecured Notes due 2021 issued pursuant to the Senior Notes Indenture in the aggregate outstanding principal amount of $675 million plus all accrued prepetition interest, fees and other amounts due under the Senior Notes Documents.

175. “Senior Notes Claim” means any Claim for principal, interest and other amounts owed by the Debtors as provided in the Senior Notes Documents.

176. “Senior Notes Documents” means, collectively, the Senior Notes and the Senior Notes Indenture.

177. “Senior Notes Guarantors” means (a) KES, (b) KEM, (c) Misr Key Energy Investments, LLC, and (d) Misr Key Energy Services, LLC.

178. “Senior Notes Indenture” means that certain Indenture among Key, as issuer, the Senior Notes Guarantors and the Senior Notes Trustee as the same was restated in its entirety by that certain First Supplemental Indenture, dated March 4, 2011, and further amended by that certain Amended First Supplemental Indenture dated March 8, 2012, and as further modified or supplemented from time to time.

179. “Senior Notes Rights Offering Cash-Out Amount” means a Cash distribution on the Effective Date to each Non-Qualifying Noteholder in an amount equal to the product of (a) the resulting quotient of (i) the aggregate principal amount of Senior Notes Claims beneficially owned by such Non-Qualifying Noteholder as of the Senior Notes Rights Offering Record Date divided by (ii) the aggregate principal amount of Senior Notes Claims beneficially owned by all Non-Qualifying Noteholders as of the Senior Notes Rights Offering Record Date multiplied by (b) $25,000; provided, however, in no event shall the Senior Notes Rights Offering Cash-Out Amount received by any Non-Qualifying Noteholder exceed an amount equal to the product of (y) the aggregate principal amount of Senior Notes Claims beneficially owned by such Non-Qualifying Noteholder, multiplied by (z) 5%.

180. “Senior Notes Rights Offering Participant” means any Qualifying Noteholder, including any Backstop Participant, that properly subscribes, pursuant to the terms of the Primary Rights Offering, for at least $1,000 worth of Primary Rights Offering Common Stock and funds such commitment in full on or prior to the expiration of the applicable deadline under the Rights Offering Documents.

181. “Senior Notes Rights Offering Record Date” means September 16, 2016.

182. “Senior Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under the Senior Notes Indenture.

183. “Solicitation” means the prepetition solicitation of votes on the Plan.

184. “Solicitation Materials” means the Disclosure Statement, the Plan, the letters of transmittal and the ballots and other documents required to solicit votes from Holders in the Voting Classes.

185. “Specified Asset Sales” means those sales of certain assets and/or subsidiaries disclosed to counsel to the Supporting Creditors prior to the effective date of the Plan Support Agreement related to international operations and/or certain domestic business lines of Key and its subsidiaries, with respect to which the Debtors may execute definitive transaction documents only after receipt by Key of written consent from the Required Consenting Noteholders, which consent shall not be unreasonably withheld, conditioned or delayed.

186. “Subordinated Claim” means a Claim that is subordinated pursuant to section 510(b) of the Bankruptcy Code or any other applicable law.

187. “Supporting Creditor Advisors” means certain advisors of the Supporting Noteholders and the Supporting Term Lenders as set forth in the Plan Support Agreement.

188. “Supporting Creditors” means, collectively, the Supporting Noteholders and the Supporting Term Lenders.

189. “Supporting Noteholders” means the Holders of Senior Notes Claims that are or become party to the Plan Support Agreement.

190. “Supporting Term Lenders” means the Term Loan Lenders that are or become party to the Plan Support Agreement.

191. “Term Loan Agent” means Cortland Capital Market Services LLC in its capacity as administrative agent for the lenders under the Term Loan Credit Agreement, or any successor agent appointed in accordance with the terms of the Term Loan Credit Agreement.

192. “Term Loan Claims” means any Claim for principal, interest and other amounts owed by the Debtors as provided in the Term Loan Credit Documents.

193. “Term Loan Credit Agreement” means that certain Term Loan and Security Agreement dated as of June 1, 2015, among Key, as Borrower, the guarantors party thereto, the Term Loan Lenders, the Term Loan Agent and Bank of America, N.A. in its capacity as sole Lead Arranger and Bookrunner, as amended from time to time.

194. “Term Loan Credit Documents” means the Term Loan Credit Agreement together with any other documents, schedules, instruments, or agreements related thereto.

195. “Term Loan Lenders” means the lender parties under the Term Loan Credit Documents.

196. “Term Loan Payment” means a payment in an amount equal to the sum of (a) the difference between (i) the Allowed Term Loan Principal Balance minus (ii) $250 million, plus (b) any accrued and unpaid interest (at the non-default rate) due and owing under the Term Loan Credit Documents as of (and including) the Effective Date.

197. “TL Proceeds and Priority Collateral Account” means account number 5S5-01A74-1-4-EJE (i) held by the Debtors prior to the consummation of the Plan, which account is subject to a deposit account control agreement and a perfected first-priority (subject to the security interests of the account bank and any other permitted Liens that have priority by operation of law) Lien in favor of the Term Loan Agent and (ii) to be held by the Reorganized Debtors upon and following the consummation of the Plan, which account is to be, upon and following consummation of the Plan, subject to a deposit account control agreement and a perfected first-priority (subject to the security interests of the account bank and any other permitted Liens that have priority by operation of law) Lien in favor of the agent under the New Term Loan Documents.

198. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

199. “Unexpired Lease” means a lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

200. “Unimpaired” means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

201. “Unrestricted Cash” means unrestricted Cash and cash equivalents held in U.S. bank accounts of the Debtors; provided, however, that Unrestricted Cash (1) shall be calculated prior to the payment of any fees or expenses to Platinum pursuant to the Corporate Advisory Services Agreement and (2) shall be reduced by any amount to be paid by the Reorganized Debtors for the extension of existing D&O Liability Insurance Policies or purchase of new director and officer liability insurance policies pursuant to Section IV.X hereof.

202. “U.S. Trustee” means the United States Trustee for the District of Delaware.

203. “Voting Classes” means Class 3 and Class 5.

B.	Rules of Interpretation

Unless otherwise specified, all article, section or exhibit references in the Plan are to the respective article, section in or exhibit to the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained herein and have the same meaning as “in the Plan,” “of the Plan,” “to the Plan,” and “under the Plan,” respectively. The words “includes” and “including” are not limiting. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (4) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Federal Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims (including Professional Fee Claims and Cure Costs) and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Expense Claims Other Than Professional Fee Claims

Except as provided below with respect to Administrative Expense Claims that are Professional Fee Claims or Cure Costs, and except to the extent that a Holder of an Allowed Administrative Expense Claim agrees with the applicable Debtor(s) and the Required Consenting Noteholders to a less favorable treatment with respect to such Holder, each Holder of an Allowed Administrative Expense Claim that is unpaid as of the Effective Date shall receive, on account and in full satisfaction of such Allowed Administrative Expense Claim, Cash in an amount equal to the Allowed amount of such Administrative Expense Claim, to be paid on or as soon as is reasonably practicable after the later of (1) the Effective Date or (2) the date that such Allowed Administrative Expense Claim becomes due and owing in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities; provided, however, that any Administrative Expense Claim that is Disputed as of the time for payment of Allowed Administrative Expense Claims that is specified herein shall be paid on or as soon as reasonably practicable after the date that is ten (10) Business Days after the date such Administrative Expense Claim becomes Allowed.

B.	Professional Fee Claims

1.	Final Fee Applications

Retained Professionals asserting a Professional Fee Claim for services rendered or expenses incurred on or before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or any other applicable order of the Bankruptcy Court, an application for final allowance of such Professional Fee Claim no later than the Professional Fee Claims Bar Date. Any objections to Professional Fee Claims must be Filed and served on the Reorganized Debtors and the requesting party no later than 45 days after the Professional Fee Claims Bar Date. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Professional Fee Claims.

2.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Retained Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Retained Professionals. Such funds in the Professional Fee Escrow Account shall not constitute property of the Debtors’ Estates or property of the Reorganized Debtors, except as otherwise expressly set forth in the last sentence of this paragraph. The amount of Professional Fee Claims owing to the Retained Professionals on and after the Effective Date shall be paid in Cash to such Retained Professionals from funds held in the Professional Fee Escrow Account, without interest or other earnings therefrom, as soon as reasonably practicable after such Claims are Allowed by a Bankruptcy Court order. When all Allowed Professional Fee Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall revert to the Reorganized Debtors.

3.	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through and including the Effective Date, the Retained Professionals shall estimate their Accrued Professional Compensation prior to and as of the Confirmation Date, along with an estimate of fees and expenses to be incurred through and including the Effective Date, and shall deliver such good-faith estimates to the Debtors (in consultation with the Required Consenting Noteholders) no later than 7 days after the Confirmation Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Retained Professional. If a Retained Professional does not provide such estimate, the Debtors may estimate the unbilled fees and expenses of such Retained Professional. The total amount so estimated as of the Confirmation Date shall comprise the Professional Fee Reserve Amount. To the extent the Professional Fee Reserve Amount is not sufficient to pay all Allowed Professional Fee Claims in full, the remaining aggregate amount of the Allowed Professional Fee Claims shall be paid out of funds remaining in the Debtors’ Estates and, to the extent such funds are insufficient, by the Reorganized Debtors.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the legal, professional or other fees and expenses related to the implementation and consummation of the Plan incurred by the Reorganized Debtors following the Effective Date. Upon the Effective Date, any requirement that Retained Professionals comply with sections 327 through 331 and 1103 of the

Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Retained Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees with the applicable Debtor(s) and the Required Consenting Noteholders to a less favorable treatment, the Holder of each Allowed Priority Tax Claim shall receive, on account and in full satisfaction of such Allowed Priority Tax Claim, equal annual Cash payments in an aggregate amount equal to the Allowed amount of such Priority Tax Claim, together with interest from and after the Effective Date at the applicable rate under section 511 of the Bankruptcy Code, over a period not to exceed five (5) years after the Petition Date; provided, however, that the Reorganized Debtors reserve the right to prepay all or a portion of any such amounts at any time with no prepayment penalty. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class for purposes of distribution only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code and as described in Article II, the Debtors have not classified Administrative Expense Claims (including Professional Fee Claims) and Priority Tax Claims.

B.	Summary of Classification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors, to the extent applicable. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have any Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section III.E hereof.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:

Class	Claim/Interest	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Term Loan Claims	Impaired	Entitled to Vote
4	ABL Credit Facility Claims	Unimpaired	Deemed to Accept
5	Senior Notes Claims	Impaired	Entitled to Vote
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Deemed to Accept
8	Existing Key Common Stock	Impaired	Deemed to Reject
9	Other Key Equity Interests	Impaired	Deemed to Reject

10	Intercompany Interests	Unimpaired	Deemed to Accept

C.	Treatment of Claims and Interests

1.	Class 1 - Priority Non-Tax Claims

(a)	Classification: Class 1 consists of all Priority Non-Tax Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees with the applicable Debtor(s) and the Required Consenting Noteholders to a less favorable treatment, in exchange for full and final satisfaction, settlement, release and discharge of each Allowed Priority Non-Tax Claim, each Holder of such Allowed Priority Non-Tax Claim shall receive Cash in an amount equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the latest of (i) the date such Priority Non-Tax Claim becomes due and owing, (ii) the Effective Date, or (iii) the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes Allowed.

(c)	Voting: Class 1 is Unimpaired by the Plan, and each Holder of a Class 1 Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees with the applicable Debtor(s) and the Required Consenting Noteholders to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claim shall, at the option of the applicable Debtor(s), with the consent of the Required Consenting Creditors, either have its Claim Reinstated or receive: (i) Cash in an amount equal to the Allowed Amount of such Holder’s Other Secured Claim, including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, or (ii) the collateral securing such Holder’s Allowed Other Secured Claim.

(c)	Voting: Class 2 is Unimpaired by the Plan, and each Holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 – Term Loan Claims

(a)	Classification: Class 3 consists of all Term Loan Claims. Only Key, KES and KEM have Classes populated by Class 3 Term Loan Claims.

(b)	Allowance: The Term Loan Claims shall be Allowed in the aggregate principal amount of $[289,663,498],[2] plus any accrued but unpaid interest thereon payable at the applicable non-default interest rate in accordance with the Term Loan Credit Documents, and all other fees, costs, charges and other expenses provided for under the Term Loan Credit Documents, excluding any prepayment premium.

(c)	Treatment: On the Effective Date, each Holder of an Allowed Term Loan Claim shall receive, on account and in full satisfaction of its Allowed Term Loan Claim: (i) Cash in the amount of its pro rata share of the Term Loan Payment, and (ii) its pro rata share of the New Term Loan Facility.

(d)	Voting: Class 3 is Impaired and will receive a distribution under the Plan. Therefore, Holders of Allowed Class 3 Term Loan Claims are entitled to vote to accept or reject the Plan with respect to Key, KES and KEM.

4.	Class 4 – ABL Credit Facility Claims

(a)	Classification: Class 4 consists of all ABL Credit Facility Claims. Only Key, KES and KEM have Classes populated by Class 4 ABL Credit Facility Claims.

(b)	Allowance: On the Effective Date, the ABL Credit Facility Claims shall be Allowed in the aggregate principal amount of $38,526,688 plus all interest, fees, and other expenses payable under the ABL Credit Facility Documents.

(c)	Treatment: On the Effective Date, (i) each Holder of an Allowed ABL Credit Facility Claim shall receive, on account and in full satisfaction of its Allowed ABL Credit Facility Claim, its pro rata share of payment in full in Cash of any amounts due and owing under the ABL Credit Facility, or treatment on such other less favorable terms as agreed between the Debtors, the Required Consenting Creditors and the Holder of such Allowed ABL Credit Facility Claim, and (ii) any letters of credit outstanding under the ABL Credit Facility shall be cash collateralized, backstopped and/or replaced with new letters of credit under the New ABL Credit Facility issued under the New ABL Credit Agreement.

(d)	Voting: Class 4 is Unimpaired by the Plan, and each Holder of Allowed Class 4 ABL Credit Facility Claims is conclusively presumed to have accepted the Plan as to Key, KES and KEM pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class 4 ABL Credit Facility Claims are not entitled to vote to accept or reject the Plan as to Key, KES and KEM.

[2]	This amount reflects the outstanding principal amount of loans under the Term Loan Credit Agreement as of the date of this Plan and may be reduced by the principal payment contemplated by Section 5.2.1 of the Term Loan Credit Agreement to be made on or about September 30, 2016 in the amount of $787,500.

5.	Class 5 – Senior Notes Claims

(a)	Classification: Class 5 consists of all Senior Notes Claims.

(b)	Allowance: The Senior Notes Claims shall be Allowed in the aggregate principal amount of $675 million, plus any accrued but unpaid pre-petition interest thereon payable at the applicable non-default interest rate in accordance with the Senior Notes Documents, and all pre-petition other fees, costs, charges and other expenses provided for under the Senior Notes Documents.

(c)	Treatment: The Senior Notes shall be cancelled on the Effective Date and each Holder of an Allowed Senior Notes Claim shall receive, on the Effective Date or as soon thereafter as is reasonably practicable, on account and in full satisfaction of its Allowed Senior Notes Claim, and subject to the rounding conventions set forth in Section VI.E.2 below, such Holder’s pro rata share of 7.5 million shares of Reorganized Key Common Stock (rounded up or down to the nearest whole share). The 7.5 million shares distributed to Holders of Allowed Senior Notes Claims shall account for 100% of the issued and outstanding shares of Reorganized Key Common Stock immediately prior to the issuance of any other shares of Reorganized Key Common Stock under or in connection with the Plan.

(d)	Voting: Class 5 is Impaired and will receive a distribution under the Plan. Therefore, Holders of Allowed Class 5 Senior Notes Claims are entitled to vote to accept or reject the Plan with respect to each of the Debtors.

6.	Class 6 - General Unsecured Claims

(a)	Classification: Class 6 consists of General Unsecured Claims.

(b)	Treatment: The legal, equitable and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by the Plan (subject to the Allowed amount of such Claims being “statutorily capped” under to section 502 of the Bankruptcy Code, as applicable). Each Holder of an Allowed General Unsecured Claim shall receive one of the following treatments (i) on account and in full satisfaction of its Allowed General Unsecured Claim (A) Cash in the amount of its Allowed General Unsecured Claim (1) on the Effective Date or as soon thereafter as is reasonably practicable (to the extent not previously paid as authorized by the Bankruptcy Court during the Chapter 11 Cases), or (2) on the date that such Allowed General Unsecured Claim becomes due and owing in the ordinary course of the Debtors’ business, if after the Effective Date, or (B) such other less favorable treatment as may be agreed upon by the Holder thereof, the Applicable Debtor(s) and the Required Consenting Noteholders, or (ii) such other treatment as may be required to allow such Allowed General Unsecured Claim to be paid in the ordinary course of business after the Effective Date of the Chapter 11 Cases.

(c)	Voting: Class 6 is Unimpaired by the Plan, and each Holder of a Class 6 General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 - Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, canceled, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors and the Required Consenting Creditors.

(c)	Voting: Holders of Claims in Class 7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 7 Intercompany Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 – Existing Key Common Stock

(a)	Classification: Class 8 consists of all Existing Key Common Stock.

(b)	Treatment: On the Effective Date, all Existing Key Common Stock shall be discharged, cancelled, released and extinguished and shall be of no further force or effect, whether surrendered for cancellation or otherwise. On or as soon as practicable after the Effective Date, each Holder of Allowed Existing Key Common Stock shall receive, in exchange for the surrender or cancellation of such Holder’s Allowed Existing Key Common Stock and for (1) the releases given by such Holder to the Released Parties pursuant to Section VIII.F and (2) such Holder refraining from the actions listed below in sub-clauses (A) through (E), and subject to the rounding conventions set forth in Section VI.E.2 below, either: (i) such Holder’s Equity Holder Plan Securities (rounded up or down to the nearest whole share and whole New Warrant), or (ii) in such Holder’s sole and absolute discretion, pursuant to an election made on the Equity Holder Election Form, the Equity Holder Cash-Out Amount; provided, however, that any Holder of Allowed Existing Key Common Stock that opts not to grant the voluntary releases contained in Section VIII.F of the Plan, pursuant to an election made on the Equity Holder Election Form, shall not be entitled to the Equity Holder Plan Securities or the Equity Holder Cash-Out Amount in connection with the Plan; provided, further, that any Holder of Allowed Existing Key Common Stock that does not return a completed Equity Holder Election Form shall be deemed to grant the releases contained in Section VIII.F of the Plan and shall receive the Equity Holder Plan Securities; provided, further, that any Holder of Allowed Existing Key Common Stock that (A) opposes the Plan, including any portion of the Plan pertaining to the treatment of the Term Loan Claims, the treatment of the Senior Notes Claims or the treatment of Existing Key Common Stock; (B) seeks, solicits, supports, encourages or consents to, any restructuring or reorganization for any Debtor that is inconsistent with the Definitive Restructuring Documents and the Fundamental Implementation Agreements (including the Plan Support Agreement) in any respect; (C) commences or supports any action filed by any party in interest to appoint a trustee, conservator, receiver, or examiner for the Debtors, or to dismiss the Chapter 11 Cases, or to convert the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (D) commences or supports any action or proceeding to shorten or terminate the period during which only the Debtors may propose and/or seek confirmation of any plan of reorganization including the Plan; or (E) otherwise supports any plan, sale process or other transaction that is inconsistent with the Fundamental Implementation Agreements (including the Plan Support Agreement) or the Definitive Restructuring Documents, shall not be entitled to receive any Equity Holder Plan Securities or the Equity Holder Cash-Out Amount in connection with the Plan.

(c)	Voting: Class 8 is Impaired. Holders of Class 8 Existing Key Common Stock are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Existing Key Common Stock are not entitled to vote to accept or reject the Plan.

9.	Class 9 – Other Key Equity Interests

(a)	Classification: Class 9 consists of Other Key Equity Interests.

(b)	Treatment: On the Effective Date, all Other Key Equity Interests shall be discharged, cancelled, released and extinguished and shall be of no further force or effect, whether surrendered for cancellation or otherwise. The Holders of Other Key Equity Interests shall not receive or retain any property under the Plan on account of such Other Key Equity Interests.

(c)	Voting: Class 9 is Impaired. Holders of Class 9 Other Key Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 9 Other Key Equity Interests are not entitled to vote to accept or reject the Plan.

10.	Class 10 – Intercompany Interests

(a)	Classification: Class 10 consists of Intercompany Interests.

(b)	Treatment: On the Effective Date, Intercompany Interests shall be Reinstated and the legal, equitable and contractual rights to which Holders of Intercompany Interests are entitled shall remain unaltered to the extent necessary to implement the Plan.

(c)	Voting: Class 10 is Unimpaired and Holders of Class 10 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

D.	Special Provision Governing Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired or Reinstated Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Claims.

E.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of any Allowed Claim or Allowed Interest or Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Acceptance or Rejection of the Plan

1.	Presumed Acceptance of the Plan

Claims in Classes 1, 2, 4, 6 and (to the extent Unimpaired) 7 and Interests in Class 10 are Unimpaired under the Plan. The Holders of such Claims and Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

2.	Voting Classes

Claims in Classes 3 and 5 are Impaired under the Plan and the Holders of such Claims are entitled to vote to accept or reject the Plan with respect to each Debtor against which they hold such Claims. If Holders of Claims in a particular Impaired Class of Claims were given the opportunity to vote to accept or reject the Plan, but no Holders of Claims in such Impaired Class of Claims voted to accept or reject the Plan, then such Class of Claims shall be deemed to have accepted the Plan.

3.	Deemed Rejection of Plan

Claims in Class 7 (to the extent Impaired) and Interests in Classes 8 and 9 are Impaired and Holders of such Claims and Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

4.	Dispute Concerning Impairment

If a dispute arises as to whether any Claims or Interests, or any Class thereof, is Impaired, the Bankruptcy Court shall, after notice and a hearing, adjudicate such dispute on or before the Confirmation Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims, determined without including any acceptances of the Plan by any insiders of the Debtors. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

H.	Subordinated Claims

The Allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

As discussed further in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan. Distributions and deliveries made to Holders of Allowed Claims and Interests in any Class are intended to be final.

B.	Sources of Cash for Plan Distributions

All consideration necessary for the Reorganized Debtors to make Cash payments or distributions pursuant to the Plan shall be obtained from the proceeds of the Rights Offering, the Backstop Commitment, and the Equity Holder Cash-Out Subscription, if applicable, or other Cash from the Debtors, including Cash from business operations; provided, however, that the New ABL Credit Facility will (1) provide any Cash necessary to pay any amounts due and owing under the ABL Credit Facility, and (2) cash collateralize, backstop and/or replace the letters of credit outstanding under the ABL Credit Facility.

C.	Corporate Existence and Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, including as provided with respect to Reorganized Key in Section IV.V hereof, or as may be provided in the Plan Supplement or the Confirmation Order, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, or limited liability company, as the case may be, with all the powers thereof, pursuant to the applicable law in the jurisdiction in which such Reorganized Debtor is incorporated or formed and pursuant to the applicable certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificates of incorporation and by-laws (or other formation documents) are amended by the Plan, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval; provided, however, that, at any time prior to the Effective Date, to the extent permitted by applicable law, the Required Consenting Creditors, with the prior written consent of the Debtors (which consent shall not unreasonably be withheld, conditioned or delayed), may elect to amend the Plan to provide for the liquidation of Debtor Misr Key Energy Investments, LLC and/or Debtor Misr Key Energy Services, LLC, whose sole assets are equity interests in subsidiaries organized and located outside of the United States.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action in favor of any Debtor not otherwise waived, relinquished, exculpated, released, compromised, or settled under the Plan or any Final Order, and any property acquired by any of the Debtors pursuant to the Plan, except for the Professional Fee Escrow Account, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court, or notice to any other Entity, and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges they incur on or after the Effective Date for the fees, disbursements and expenses of Retained Professionals without application to the Bankruptcy Court.

D.	Authorization, Issuance and Distribution of Plan Securities

Issuance of Shares of Reorganized Key Common Stock. Shares of Reorganized Key Common Stock shall be authorized under the New Certificate of Incorporation. On the Effective Date Reorganized Key shall issue (1) the shares of Reorganized Key Common Stock to Holders of Allowed Senior Notes Claims in Class 5, (2) the Equity Holder Shares, (3) the Primary Rights Offering Common Stock, (4) the shares of Reorganized Key Common Stock necessary to satisfy the Put Premium, and (5) the Incremental Liquidity Shares to be issued under the Incremental Liquidity Rights Offering (including pursuant to the Backstop Commitment, if applicable), if any, and, as soon as reasonably practicable thereafter, distribute or deliver such shares under or in connection with the Plan and the Rights Offering Documents as provided herein and therein.

Issuance of Warrants. On the Effective Date, or as soon thereafter as reasonably practicable, Reorganized Key shall issue the New Warrants and deliver them to (1) the Holders in Class 8 receiving New Warrants as part of the Equity Holder Plan Securities or the Equity Holder Cash-Out Amount and (2) the Equity Holder Rights Offering Participants, if any, who properly subscribe for and fully-fund their commitment under the Equity Holder Cash-Out Subscription.

Issuance of Preferred Voting Share. The Preferred Voting Share shall be authorized under the New Certificate of Incorporation. On the Effective Date, Reorganized Key shall issue the Preferred Voting Share to Platinum.

The Reorganized Debtors are authorized to issue all Plan Securities and related documents, and any options, stock appreciation rights, or other equity awards issued in connection with the New MIP, if any, without the need for any further corporate or limited liability company action. The Preferred Voting Share and all of the shares of Reorganized Key Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Except as provided below, the Reorganized Key Common Stock and New Warrants will be issued in book-entry form through the direct registry system of the transfer agent or warrant agent, as applicable, and, if eligibility requirements are met, DTC. The ownership interest of each holder of such shares of Reorganized Key Common Stock and/or New Warrants, as applicable, and transfers of ownership interests therein, will be recorded on the records of the transfer agent or warrant agent and, if applicable, the direct and indirect participants in DTC. Entities receiving shares of Reorganized Key Common Stock and/or New Warrants will have their interests issued in book-entry form on the register of the transfer agent or warrant agent; provided, however, that, except with respect to Primary Rights Offering Common Stock, Holders of Senior Notes Claims and Existing Key Common Stock that currently hold such Claims and Interests through DTC and that are entitled to receive shares of Reorganized Key Common Stock and/or New Warrants under the Plan are anticipated to receive their shares of Reorganized Key Common Stock and/or New Warrants via a “mandatory exchange” process; provided, further, that certain Entities receiving shares of Reorganized Key Common Stock that do not currently hold their Claims or Interests through DTC may also be permitted, in the sole and absolute discretion of the Debtors, to designate a direct or indirect participant in DTC with which such Holder has an account into which such Holder’s shares of Reorganized Key Common Stock may be deposited.

A schedule setting forth the number of shares, the price per share (if applicable) and the relative pro forma percentage of Reorganized Key Common Stock to be issued pursuant to the Plan, including the Rights Offering and the Backstop Agreement, respectively, is attached as Schedule 1 to the Disclosure Statement. In the event of any discrepancy between share numbers, price per share (if applicable), or pro forma percentage with respect thereto as listed or described in this Plan and on Schedule 1 to the Disclosure Statement, Schedule 1 to the Disclosure Statement shall control, subject to adjustments made pursuant to the provisions of Section VI.E.2 of the Plan. For the avoidance of doubt, Schedule 1 of the Disclosure Statement supersedes and shall replace schedule 4 of the Plan Term Sheet.

E.	Exemption from Registration

Pursuant to section 1145(a) of the Bankruptcy Code, the Distribution of the Plan Securities under Article III of the Plan to Holders of Allowed Senior Notes Claims in Class 5 and Allowed Existing Key Common Stock in Class 8 and, with respect to the Preferred Voting Shares, Article IV of the Plan, as applicable, in exchange for such Claims and Interests shall be exempt from the registration requirements of section 5 of the Securities Act and other applicable law. The shares of Reorganized Key Common Stock issuable upon proper exercise of the New Warrants issued under the Plan shall also be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law under section 1145(a) of the Bankruptcy Code. The issuances of shares of Reorganized Key Common Stock and New Warrants offered, issued, distributed and/or sold pursuant to the Primary Rights Offering, the Equity Holder Cash-Out Subscription, the Incremental Liquidity Rights Offering, and the Backstop Commitment (including the Put Premium) (such shares, including the shares issued upon proper exercise of the New Warrants, collectively referred to as “Restricted Shares”) shall be issued in reliance upon the exemption from registration set forth in section 4(a)(2) of the Securities Act and Rule 506 thereunder. The Restricted Shares shall be “restricted securities” as defined under Rule 144 under the Securities Act, and, if certificated, will contain the following legend:

THE ISSUANCE OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

F.	SEC Reporting Requirements and Listing of Reorganized Key Common Stock

As of the Effective Date, Reorganized Key will be a reporting company under the Securities Exchange Act. Reorganized Key will use commercially reasonable efforts to cause the listing on NYSE or NASDAQ of the Reorganized Key Common Stock on or as soon as reasonably practicable after the Effective Date.

G.	Adjustment to Number of Shares of Reorganized Key Common Stock

Notwithstanding any other section or provision of the Plan, the Debtors may, with the consent of the Required Consenting Noteholders, increase or decrease, as applicable, the aggregate number of shares of Reorganized Key Common Stock to be issued and outstanding on the Effective Date pursuant to the Plan and adjust the applicable price per share for such shares herein such that the aggregate value of the shares received by any Person pursuant to the Plan is unaltered by such adjustments.

H.	Primary Rights Offering and Backstop Commitment

On and after the Effective Date, Reorganized Key shall, and shall be authorized to, take all steps necessary to effectuate the Primary Rights Offering and implement the Backstop Commitment, all pursuant to and consistent with the terms of the Fundamental Implementation Agreements. Without limiting the foregoing, on the Effective Date or as soon thereafter as is reasonably practicable (as applicable), (1) each Senior Notes Rights Offering Participant shall receive any Primary Rights Offering Common Stock for which it properly subscribed pursuant to the terms of the Primary Rights Offering (and, in the case of Backstop Participants, the Backstop Agreement), (2) each Non-Qualifying Noteholder shall receive its Senior Notes Rights Offering Cash-Out Amount, (3) each Closing Backstop Participant shall receive any unsubscribed Primary Rights Offering Common Stock it purchased pursuant to the terms of the Backstop Agreement, and (4) each Equity Holder Rights Offering Participant shall receive any Primary Rights Offering Common Stock for which it properly subscribed pursuant to the terms of the Primary Rights Offering, subject to adjustment for any oversubscription. For the avoidance of doubt, each Senior Notes Rights Offering Participant (other than the Backstop Participants) and each Equity Holder Rights Offering Participant is required to fully fund its entire subscription for shares of Primary Rights Offering Common Stock (taking into account any applicable minimum subscription requirements pursuant to the terms of the Primary Rights Offering) prior to the expiration of the Primary Rights Offering in order to properly subscribe pursuant to the Primary Rights Offering.

On the Effective Date or as soon thereafter as is reasonably practicable, subject to the terms and conditions contained in the Backstop Agreement, the Closing Backstop Participants shall receive the Put Premium in the form of shares of Reorganized Key Common Stock.

I.	Incremental Liquidity Rights Offering and Backstop Commitment

On the Minimum Liquidity Test Date, the financial advisors to the Debtors and the financial advisors to the Backstop Participants shall make a determination as to (1) whether the Minimum Liquidity Test is satisfied and (2) if not, whether the issuance of Incremental Liquidity Shares in any amount up to an aggregate of $25 million (in $1 million increments) would enable Reorganized Key to have Minimum Liquidity on the Effective Date. If a determination is made by the financial advisors to the Debtors and the financial advisors to the Backstop Participants that the issuance of Incremental Liquidity Shares is both necessary and sufficient to cause Reorganized Key to have Minimum Liquidity on the Effective Date, then the Debtors shall, on the next Business Day after the Minimum Liquidity Test Date, file with the Bankruptcy Court a notice (the form of which shall be consented to by the advisors to the Backstop Participants) indicating the results of such determination, the number of Incremental Liquidity Shares to be issued under the Plan and the applicable Incremental Liquidity Per Share Price(s) for such shares. If the financial advisors to the Debtors and the financial advisors to the Backstop Participants are unable to reach agreement on the Minimum Liquidity Test Date as to the determinations in (1) and (2) above, then the parties shall seek a determination as to any such dispute from the Bankruptcy Court on the next Business Day after the Minimum Liquidity Test Date, to be heard on an expedited basis such that the Effective Date shall not be delayed.

If a determination is made by either the financial advisors to the Debtors and the financial advisors to the Backstop Participants, or by the Bankruptcy Court, pursuant to the preceding paragraph, that the issuance of Incremental Liquidity Shares is both necessary and sufficient to cause Reorganized Key to have Minimum Liquidity on the Effective Date, Reorganized Key shall issue Incremental Liquidity Shares in an aggregate amount equal to the minimum dollar amount (rounded up to the nearest $1 million increment) necessary for Reorganized Key to have Minimum Liquidity on the Effective Date, at the applicable Incremental Liquidity Per Share Price(s). For the avoidance of doubt, the Incremental Liquidity Shares shall be issued, sold and distributed pursuant to the Incremental Liquidity Rights Offering only if the determination is made that the Minimum Liquidity Test is not satisfied.

The Incremental Liquidity Rights Offering shall be funded by (1) the Senior Notes Rights Offering Participants (other than the Backstop Participants) that have properly subscribed to the maximum number of shares of Primary Rights Offering Common Stock for which they are eligible and that properly subscribe for Incremental Liquidity Senior Notes-Allocated Shares, (2) the eligible Equity Holder Rights Offering Participants that properly subscribe for Incremental Liquidity Equity-Allocated Shares, and (3) subject to the terms and conditions of the Backstop Agreement, the Closing Backstop Participants pursuant to the Backstop Commitment. The Incremental Liquidity Shares properly subscribed for by the Senior Notes Rights Offering Participants (other than the Backstop Participants) and the Equity Holder Rights Offering Participants and purchased by the Closing Backstop Participants pursuant to the Backstop Commitment, as applicable, shall be delivered to such parties on the Effective Date or as soon as practicable after the Effective Date.

Pursuant to the terms of the Rights Offering, each Senior Notes Rights Offering Participant (other than the Backstop Participants) and each eligible Equity Holder Rights Offering Participant that elects to participate in the Incremental Liquidity Rights Offering is required to fully fund its respective pro rata subscription for Incremental Liquidity Shares prior to the expiration of the Primary Rights Offering in order to properly subscribe pursuant to the Incremental Liquidity Rights Offering. Each Backstop Participant is required to fully fund its respective pro rata subscription for Incremental Liquidity Shares subject to the terms and conditions set forth in the Backstop Agreement.

J.	Consensual Equity Holder Exchange

In connection with the settlement embodied in the Plan Support Agreement and the Debtors’ and the Supporting Creditors’ consensual pursuit of the Plan as a “prepackaged” chapter 11 plan of reorganization, the Senior Notes class, by voting to accept the Plan, shall be deemed to have consented to the delivery of part of the Class 5 recovery, in the form of the Equity Holder Shares and New Warrants, by the Reorganized Debtors to Holders of Existing Key Common Stock in exchange for the cancellation of such Holders’ Existing Key Common Stock and for such Holders (1) providing the releases set forth herein (as described in Section III.C.8 of the Plan) and (2) refraining from the actions set forth in sub-clauses (A) through (E) in Section III.C.8 above.

K.	Equity Holder Cash-Out Subscription

No later than the Minimum Liquidity Test Date, the Debtors shall determine the aggregate dollar amount of proceeds received from Equity Holder Rights Offering Participants under the Equity Holder Cash-Out Subscription and aggregate Equity Holder Cash-Out Amounts elected by Holders in Class 8. On the Effective Date or as soon thereafter as is reasonably practicable, Equity Holder Cash-Out Shares and Warrants that were properly subscribed for (and fully-funded) under the Equity Holder Cash-Out Subscription shall be issued to the Equity Holder Rights Offering Participants that properly subscribed, and the Holders of Allowed Existing Key Common Stock that properly elected to receive the Equity Holder Cash-Out Amount will receive the corresponding Equity Holder Cash-Out Amounts in lieu of such Equity Holder Cash-Out Shares and Warrants. The Equity Holder Cash-Out Subscription may be limited to the extent the Debtors, in consultation with the Required Consenting Noteholders, determine necessary to comply with one or more requirements for listing on NYSE or NASDAQ.

L.	Intercompany Interests

No Intercompany Interests shall be cancelled pursuant to the Plan, and all Intercompany Interests shall continue in place following the Effective Date, solely for the purpose of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

M.	Supporting Creditor Advisors Fees

The Debtors shall, on or prior to the Effective Date, pay the accrued and unpaid reasonable and documented professional fees and expenses of the Supporting Creditor Advisors incurred prior to the Effective Date (including prior to the Petition Date) pursuant to the Plan Support Agreement or any applicable fee reimbursement agreement with the Debtors.

N.	Specified Asset Sales

The Debtors are authorized, with the prior written consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld, conditioned or delayed), to execute prior to the Effective Date definitive transaction documents with respect to Specified Asset Sales, which transactions may close with no further Bankruptcy Court approval required either prior to the Effective Date (so long as the interests of the Holders of Allowed Claims are not adversely affected thereby) or subsequent to the Effective Date.

O.	Cancellation of Existing Indebtedness and Securities

Except as otherwise provided in the Plan (including Section IV.L of the Plan) or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date: (1) the obligations of the Debtors under any certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are assumed or expressly Reinstated pursuant to the Plan) shall be cancelled solely as to the Debtors and the Reorganized Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are assumed or expressly Reinstated pursuant to the Plan) shall be released and discharged in full and the Reorganized Debtors shall not have any continuing obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of enabling Holders of Allowed Claims and Interests to receive distributions under or in conjunction with the Plan as provided herein, and Holders of Claims and Interests not yet Allowed to pursue the Allowance of their Claims or Interests; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in, or provided for under, the Plan.

P.	Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may reasonably be required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens and take any and all other steps reasonably requested by the Debtors, the Reorganized Debtors or any administrative agent under the New Term Loan Documents or the New ABL Credit Facility Documents that are necessary to cancel and/or extinguish any Liens or security interests securing such Holder’s Other Secured Claim.

Q.	New Term Loan Facility

Confirmation of the Plan shall be deemed to constitute approval of the New Term Loan Facility and the New Term Loan Documents and, subject to the occurrence of the Effective Date, authorization for the Reorganized Debtors to enter into and perform their obligations under the New Term Loan Documents. As described in Section III.C.3, the New Term Loan Facility shall constitute a portion of the distribution to Holders of Allowed Term Loan Claims in Class 3.

On the Effective Date, the New Term Loan Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Term Loan Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, and on reasonable terms. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Term Loan Documents (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Term Loan Documents and (2) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New Term Loan Documents. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

R.	New ABL Credit Facility

Confirmation of the Plan shall be deemed to constitute approval of the New ABL Credit Facility and the New ABL Credit Facility Documents and, subject to the occurrence of the Effective Date, authorization for the Reorganized Debtors to enter into and perform their obligations under the New ABL Credit Facility Documents. Any letters of credit outstanding under the ABL Credit Facility shall be cash collateralized, backstopped and/or replaced with new letters of credit under the New ABL Credit Facility issued under the New ABL Credit Agreement.

On the Effective Date, the New ABL Credit Facility Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New ABL Credit Facility Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, and on reasonable terms. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New ABL Credit Facility Documents (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New ABL Credit Facility Documents and (2) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the New ABL Credit Facility Documents. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

S.	Indenture Trustee Fees

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall pay all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of counsel) incurred by the Senior Notes Trustee through and including the Effective Date to the extent required by the Senior Notes Indenture. The Senior Notes Trustee shall not be required to file any application under sections 330 or 331 of the Bankruptcy Code or otherwise with regard to the allowance of its fees and expenses.

T.	Corporate Action

Upon the Effective Date, all actions contemplated by or necessary to effectuate the Plan shall be deemed authorized and approved in all respects, including: (1) assumption of Executory Contracts and Unexpired Leases, except as otherwise provided in the Plan Supplement or any order of the Bankruptcy Court; (2) installation of the New Key Board and New Subsidiary Boards and officers for the other Reorganized Debtors as set forth in the Plan Supplement; (3) execution and entry into the Definitive Restructuring Documents, the New ABL Credit Facility Documents, the New Warrant Agreement(s), the Corporate Advisory Services Agreement and the Rights Offering Documents; (4) implementation of the Primary Rights Offering and, if applicable, the Incremental Liquidity Rights Offering and the Equity Holder Cash-Out Subscription; (5) issuance and distribution or delivery of the Plan Securities as provided herein and in the Rights Offering Documents; (6) adoption and implementation of the New MIP; (7) entry into the New Key Constituent Documents and the Investor Rights Agreement(s); (8) implementation of the Restructuring Transactions contemplated by the Plan (including by way of (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law, (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the Plan and having other terms to which the applicable parties agree, and (c) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law); and (9) all other actions contemplated by the Plan (whether occurring before on or after the Effective Date). Except as provided in Section IV.U hereof, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, directors or officers of the Debtors or the Reorganized Debtors.

U.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Key Board and New Subsidiary Boards shall be authorized and (as applicable) directed to issue, execute, deliver, file, or record such agreements, Securities, instruments, releases, and other documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Restructuring Transactions, including the New Term Loan Documents, the New ABL Credit Facility Documents, the New Key Constituent Documents, and the New Warrant Agreement(s) in the name of and on behalf of one or more of the Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan. The authorizations and approvals contemplated by this Section IV.U shall be effective notwithstanding any requirements under non-bankruptcy law.

V.	New Certificate of Incorporation, New By-Laws and Investor Rights Agreement(s)

On or promptly after the Effective Date, Reorganized Key will file Articles of Conversion with the Maryland State Department of Assessments and Taxation, a Certificate of Conversion with the Secretary of State of the State of Delaware, and its New Certificate of Incorporation with the Secretary of State in Delaware and/or file any other documents necessary to be executed and/or filed with the Secretary of State and/or other applicable authorities in Maryland and/or Delaware to convert Key from a Maryland corporation to a Delaware corporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Certificate of Incorporation prohibits the issuance of non-voting equity securities. After the Effective Date, Reorganized Key may amend and restate the New Certificate of Incorporation and New By-Laws and other New Key Constituent Documents as permitted by the laws of Delaware (or any subsequent state of incorporation) and the New Key Constituent Documents. The other Reorganized Debtors will file new constituent documents in their respective jurisdictions to the extent necessary.

On or promptly after the Effective Date, the Investor Rights Agreement(s) filed with the Plan Supplement shall become effective pursuant to the terms and conditions set forth therein.

W.	Directors and Officers of the Reorganized Debtors

On the Effective Date, the term of each member of the current boards of directors of the Debtors shall expire, and the New Key Board and the New Subsidiary Boards, as well as the officers of each of the Reorganized Debtors, shall consist of those individuals that will be identified in the Plan Supplement. The New Key Board shall initially consist of ten (10) members, provided that the CEO Director Seat is filled. During its initial two (2) year term, the New Key Board shall be comprised of five (5) directors selected by Platinum (including the CEO Director Seat), two (2) directors selected by the other Backstop Participants (excluding Platinum), and three (3) initial independent directors, of whom one (1) shall be selected by Platinum, one (1) by the other Backstop Participants (excluding Platinum), and one (1) to be mutually agreed upon by Platinum and the other Backstop Participants (excluding Platinum). During the initial two-year term of the New Key Board, three (3) of the directors appointed by Platinum will have two (2) votes each and all other members of the New Key Board will have one (1) vote each, provided that one of the single-vote directors will be the CEO Director. Certain matters shall require the approval of a supermajority of director votes of the New Key Board or a supermajority of the shareholder votes of Reorganized Key, as set forth in the New Key Constituent Documents and (to the extent applicable) the Investor Rights Agreement.

X.	Director and Officer Liability Insurance

To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies whose policy periods have not expired. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of each of the unexpired D&O Liability Insurance Policies.

If the Debtors have not, prior to the Petition Date, obtained standard tail coverage (i.e., director, manager, and officer insurance coverage that extends beyond the end of the policy period) under a D&O Liability Insurance Policy covering the current and former directors, officers, and managers of the Debtors as of the Effective Date for at least six years after the Effective Date, then the Debtors shall, with the consent of the Required Consenting Noteholders, obtain such coverage. Notwithstanding the previous sentence, if not already obtained or arranged for prior to the Effective Date by the Debtors, the Reorganized Debtors shall obtain a six-year extension of the time after the Effective Date in which Claims can be reported under the D&O Liability Insurance Policies with respect to otherwise covered acts taking place prior to the end of the policy period(s) of the D&O Liability Insurance Policies.

Y.	Incentive Compensation Plans

On the Effective Date, Reorganized Key shall be authorized to grant awards under the New MIP, which shall authorize the grant of compensation described in the following sentence comprised of stock or economic rights tied to the value of stock collectively representing up to 7% of the fully diluted shares of Reorganized Key Common Stock as of the Effective Date (without regard to shares reserved for issuance pursuant to the New Warrants). The New MIP may provide for awards of restricted stock, restricted stock units, options and stock appreciation rights struck at a to-be-determined premium to the Effective Date Per Share Price and cash-based awards, for distribution to officers, directors and employees of the Reorganized Debtors as determined by the New Key Board. On or following the Effective Date, the New Key Board or an authorized committee thereof shall be authorized, without further approval of Reorganized Key equity holders, to execute and deliver all agreements, documents, instruments and certificates relating to the New MIP and to perform their obligations thereunder in accordance with, and subject to, the terms of the New MIP. As of the Effective Date, all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire any Interests in Key shall be cancelled.

Subject to the terms of this Section IV.Y and Section V.H.1, upon the occurrence of the Effective Date, all equity components of any existing agreements, plans or programs of the Debtors, including the existing prepetition incentive programs will be cancelled, any cash components of such plans will be honored by Reorganized Key, and Reorganized Key shall have no obligation to provide equity-based compensation to employees except as may be provided pursuant to the New MIP. Decisions with respect to amounts to be paid to employees on account of the existing prepetition incentive programs (including the 2016 annual cash incentive plan generally available to the Debtors’ employees) will be made following the Effective Date at the discretion of the New Key Board. The maximum aggregate amount payable under the 2016 annual cash incentive plan shall not exceed $10.3 million.

Z.	Senior Management

Except as expressly provided in the Plan Supplement, members of the Debtors’ existing senior management shall remain in their current capacities as officers of the Reorganized Debtors.

AA.	Corporate Advisory Services Agreement

On the Plan Effective Date, or as soon as reasonably practicable thereafter, Reorganized Key shall enter into the Corporate Advisory Services Agreement.

BB.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of any security or other property pursuant hereto, as well as any sale transactions consummated by the Debtors in accordance with the Plan on and after the Confirmation Date through and including the Effective Date, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien, or other security interest, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction, or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

CC.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Release provided by Section VIII.E hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action in their favor, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interest of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have expressly released any Person or Entity on or prior to the Effective Date (pursuant to the Debtor Release provided by Section VIII.E hereof or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or consummation of the Plan.

DD.	No Change of Control

Except as otherwise provided in the Plan, none of (1) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (2) the issuance of shares of the Plan Securities pursuant to the Plan, or (3) implementation or consummation of any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor or Reorganized Debtor that requires the consent of any Person other than the Debtors or the Bankruptcy Court or triggers a default or right of termination, including in connection with any local municipal licensing arrangement, any Executory Contract or other agreement (whether entered into before or after the Petition Date) between any Debtor and any third party, or violates any law (including the common law), statute, rule or any other regulation otherwise applicable to any Debtor.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Executory Contracts and Unexpired Leases not previously assumed or rejected pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract and Unexpired Lease List (which shall be filed with the Bankruptcy Court in the Plan Supplement on or before the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease designated for rejection, (2) which is the subject of a separate motion or notice to reject filed by the Debtors and pending as of the Confirmation Hearing, or (3) that previously expired or terminated pursuant to its own terms.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions or rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the Debtors and the applicable counterparty with the consent of the Required Consenting Noteholders, or by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Executory Contracts and Unexpired Leases identified on the Rejected Executory Contract and Unexpired Lease List in their discretion, prior to the Effective Date on no less than three (3) Business Days’ notice to the non-Debtor Entity party thereto, subject to the prior written consent of the Required Consenting Noteholders to the rejection of any Executory Contract or Unexpired Lease.

B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

To the extent a monetary default exists under an Executory Contract or Unexpired Lease proposed to be assumed pursuant to the Plan, such monetary default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the applicable Cure Cost in Cash on the Effective Date or as soon as reasonably practicable thereafter, subject to the limitations described below, or, subject to the consent of the Required Consenting Noteholders, on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree.

At least 14 days before the Confirmation Hearing, the Debtors shall serve on the non-Debtor counterparties to the Executory Contracts and Unexpired Leases proposed to be assumed pursuant to the Plan, a notice of assumption and procedures for objecting to the assumption of, and/or the proposed Cure Costs for, such party’s Executory Contract or Unexpired Lease and for the resolution of disputes by the Bankruptcy Court. To the extent the Debtors identify one or more Executory Contracts or Unexpired Leases for which the applicable Cure Cost is an amount other than $0, the Debtors shall identify the proposed Cure Cost for each such Executory Contract and Unexpired Lease in the notice of assumption served on the applicable counterparty. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or proposed Cure Cost must be Filed, served and actually received by the Debtors at least seven (7) days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption of its Executory Contract or Unexpired Lease pursuant to the Plan or the proposed Cure Cost applicable thereto will be deemed to have consented to such assumption and Cure Cost. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after the 14-day deadline referenced above, a notice of assumption and proposed Cure Cost with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such Executory Contract or Unexpired Lease can be assumed and, if so, the applicable Cure Cost.

Any objection to a proposed assumption or Cure Cost will be heard by the Bankruptcy Court at the Confirmation Hearing or, at the election of the Debtors, at a later hearing; provided, however, that at any time following the Confirmation Date but prior to the Effective Date, the Debtors, subject to the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), may settle any dispute regarding the assumption of any Executory Contract or Unexpired Lease and/or the amount of any Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court. If the Bankruptcy Court determines that the Cure Cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable notice of assumption and cure cost, the Debtors, subject to the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), or Reorganized Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, by the applicable Debtor(s) arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of the assumption.

C.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

D.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by an order of the Bankruptcy Court, any Holder of a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan or otherwise must File a Proof of Claim with the Notice and Claims Agent on or before the Rejection Damages Claims Bar Date. Any Claim arising from the rejection or repudiation of an Executory Contract or Unexpired Lease for which a Proof of Claim is not timely Filed shall not be Allowed, shall be forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Section III.C.6 hereof.

E.	Contracts and Leases Entered Into After the Petition Date

Any contract or lease entered into after the Petition Date by any Debtor, including any Executory Contract or Unexpired Leases assumed by a Debtor, will be performed by the applicable Debtor(s) or Reorganized Debtor(s) liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

F.	Insurance Policies

The Reorganized Debtors shall not take any action to cancel any of the Debtors’ insurance policies, including the D&O Liability Insurance Policies, that are in existence as of the Effective Date unless such cancellation is for the purpose of obtaining replacement coverage with equal or more favorable coverage terms, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such members, managers, directors or officers remain in such positions after the Effective Date. If and to the extent necessary to effectuate this obligation, such insurance policies, including the D&O Liability Insurance Policies, shall be treated as and deemed to be Executory Contracts assumed by the Debtors under the Plan.

G.	Indemnification and Reimbursement Obligations

On and from the Effective Date, and except as prohibited by applicable law or subject to the limitations set forth herein, the Reorganized Debtors shall be deemed to have assumed all indemnification obligations currently in place for the Debtors’ directors, officers, managers, employees and their attorneys, other professionals and agents, whether in the by-laws, certificates of incorporation (or other formation documents), board resolutions, employment contracts or other agreements of the Debtors.

H.	Employee Compensation and Benefits

1.	Compensation and Benefit Programs

Subject to the provisions set forth below and except as provided in Section IV.Y above, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. For the avoidance of doubt and notwithstanding any other provision of this Plan, all existing employment, retention and change of control agreements by and between the Debtors and employees of the Debtors as of the Petition Date (the “Assumed Employee Agreements”) shall be assumed by the Debtors in accordance with the terms of this Section V.H.1, and any future cash payments or distributions contemplated thereunder shall (to the extent not paid in the ordinary course during the Chapter 11 Cases) remain outstanding and payable in full in cash by Reorganized Key after the Effective Date; provided, that, notwithstanding any other provision of this Plan, any provisions in any of the Compensation and Benefits Programs, including in such Assumed Employee Agreements that provide rights to purchase or receive Existing Key Common Stock (including vested and unvested (a) restricted stock and (b) restricted stock units) shall be given effect and treated as Existing Key Common Stock for purposes of the Rights Offering and the consensual treatment described in Section III.C.8 above under the Plan (and will be null and void and have no effect with respect to shares of Reorganized Key Common Stock after the Effective Date); provided, further, that notwithstanding any other provisions of the Plan or Confirmation Order, any change of control provisions in the Assumed Employee Agreements may be triggered by the Plan and Confirmation Order pursuant to the terms set forth in such Assumed Employee Agreements, and the existing Key board has made no determination as to whether or not such provisions will be triggered pursuant to the terms thereof. For the avoidance of doubt, if any Assumed Employee Agreement contains a provision or provisions allowing Key to convert a cash payment or distribution into equity, such provision(s) shall be null and void as to such conversion feature, and any future cash payments or distributions will be paid in cash by Reorganized Key after the Effective Date in accordance with the foregoing sentence.

Cash obligations of the Reorganized Debtors on and after the Effective Date pursuant to the prior paragraph shall not exceed a maximum of $8.75 million of which approximately (x) $4.6 million relates to retention payments approved by the existing Key board of directors; (y) $3.4 million relates to current contractual severance obligations; and (z) up to $750,000 relates to retention or separation-related payments that may become due on or after the Effective Date; provided, however, that the $8.75 million cap on cash obligations shall exclude (i) any obligations in the nature of wages, expense reimbursements, or other non-incentive based amounts or benefits; and (ii) any other obligations that may become due as a result of a termination under the terms of contractual obligations in place as of the date of the Plan Support Agreement, whether or not following a change of control, up to a maximum amount of $11.75 million; provided further, that any individual severance obligation as to former employees terminated prior to the Effective Date will be resolved in a manner satisfactory to the Required Consenting Noteholders and the Debtors, other than individual severance obligations for less than one year’s salary and for less than $500,000 in the aggregate for all severance obligations, which may be resolved by the Debtors in consultation with the Required Consenting Noteholders.

2.	Workers’ Compensation Programs

As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors will operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action in their favor, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law. Any Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, nor the Debtors’ delivery of a notice of proposed assumption and proposed Cure Costs to applicable contract and lease counterparties, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor would have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the consent of the Required Consenting Noteholders, or Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

The Debtors reserve their right to assert that rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contract or lease. Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date (or, if a Claim or Interest is not Allowed on the Effective Date, as set forth in Section VI.C of the Plan), each Holder of an Allowed Claim or Interest against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided herein, Holders of Claims and Interests shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Distribution Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent or by such other Entity designated by the Reorganized Debtors as a Distribution Agent on or after the Effective Date. A Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Distribution Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Distribution Agent.

1.	Powers of Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereunder or made in connection herewith; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

In addition to the services authorized by any order of the Bankruptcy Court authorizing the retention and employment of Epiq Bankruptcy Solutions, LLC, as Notice and Claims Agent for the Debtors, Epiq Bankruptcy Solutions, LLC is authorized and empowered to perform the following services: (x) assist the Debtors and the Reorganized Debtors and their advisors with the administrative management, reconciliation and resolution of Claims and Interests; and (y) facilitate or perform distributions on account of Allowed Claims and Interests.

2.	Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

C.	Distributions on Account of Claims Allowed After the Effective Date

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be made on the date that is no later than ten (10) Business Days after such Claim becomes an Allowed Claim and shall be deemed to have been made on the Effective Date.

D.	Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors (subject to the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld) or the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.

E.	Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims at the address for such Holder as indicated on the Debtors’ books and records as of the date of any such distribution (or, if a Proof of Claim has been Filed by or on behalf of such Holder, at the address set forth in such Proof of Claim Filed); provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors and the Distribution Agent.

2.	Minimum Distributions

In the case of Equity Holder Plan Securities to be delivered to Holders of Allowed Existing Key Common Stock, any such Holder who would be entitled to less than half of an Equity Holder Share based on its holdings will receive no Equity Holder Plan Securities. The fractional shares of Reorganized Key Common Stock and the associated New Warrants or fractional New Warrants that would otherwise be allocated to such Holders of Allowed Existing Key Common Stock entitled to less than half of an Equity Holder Share based on their respective holdings will instead be aggregated and reallocated to Holders in Class 8 entitled to half or more than half a share of Reorganized Key Common Stock, and delivered to such Holders as part of their Equity Holder Plan Securities.

3.	Unclaimed and Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to the Reorganized Debtors (or their Distribution Agent) as undeliverable, no further distributions shall be made to such Holder; provided, however, that, following any such Holder’s proper and timely notification to the Reorganized Debtors of its then current address as described in Section VI.E.3(b) hereof, the Distribution Agent shall make one additional attempt to deliver the distribution to the Holder at such address; provided, further, however, that if no such proper and timely notification is made by the Holder or if, following a proper and timely notification, the Debtor makes one additional attempt to deliver the distribution but the distribution is again returned as undeliverable, the returned check(s) shall be null and void and the distribution(s) attempted pursuant to such check(s) shall revert to the Reorganized Debtors. Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Section VI.E.3(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

No later than 60 days after an initial distribution has been made to each Class entitled to receive a distribution under the Plan, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of undeliverable distributions. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors or the Distribution Agent for as long as the Chapter 11 Cases stay open. Any Holder of an Allowed Claim, irrespective of when a Claim becomes an Allowed Claim, that does not notify the Distribution Agent of such Holder’s then current address in accordance with the procedures indicated in the Filed document containing the list of Holders of undeliverable distributions within 60 days after the Filing thereof shall have its Claim for such undeliverable distribution discharged and shall be forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any unnegotiated checks no later than 70 days after the date printed on such checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open.

Checks issued by the Reorganized Debtors (or their Distribution Agent) on account of Allowed Claims shall be null and void if not negotiated within 90 days after the date printed on such checks, and the distributions attempted pursuant to such checks shall revert to the Reorganized Debtors. Any request for reissuance of a check shall be made directly to the Distribution Agent. Any Holder holding an unnegotiated check that does not request reissuance of such unnegotiated check within 110 days after the Filing of a list of unnegotiated checks on which such check first appears (as described in the preceding paragraph) shall have its Claim for such unnegotiated check discharged and shall be forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an unnegotiated check.

(d)	Unclaimed Distributions

Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after it has been delivered (or attempted to be delivered) shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is Reorganized Key Common Stock, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

F.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of a distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest on such Claims.

G.	Surrender of Canceled Instruments or Securities

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or Interest that is discharged by the Plan shall be deemed to have surrendered such certificate to the Distribution Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

H.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor, as applicable. To the extent a Holder of a Claim receives a distribution under the Plan on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor, as applicable, on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Debtor or Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the Allowed amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Debtor or Reorganized Debtor annualized interest at the federal judgment rate (as in effect on the Petition Date) on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.	Claims Payable by Insurance

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND

UNLIQUIDATED CLAIMS

A.	Allowance of Claims

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases Allowing such Claim. Except as otherwise provided herein, Holders of Claims shall not be required to File a Proof of Claim; provided, however, that the Debtors, and the Reorganized Debtors, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is Filed and to otherwise dispute, object to or assert any defense with respect to any Claim. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date, except with respect to any Claim deemed Allowed under the Plan, including the Allowed Term Loan Claims, Allowed ABL Credit Facility Claims, and the Allowed Senior Notes Claims. For the avoidance of doubt, the Allowed Term Loan Claims, the Allowed ABL Credit Facility Claims, and the Allowed Senior Notes Claims will not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any person or Entity.

B.	Prosecution of Objections to Claims

The Debtors, subject to the consent of the Required Consenting Noteholders (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, shall have the exclusive authority to: (1) File, withdraw or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim (including, after the Effective Date, without any further notice to or action, order or approval by the Bankruptcy Court); and (3) administer and adjust the Claims Register to reflect any such settlements or compromises (including, after the Effective Date, without any further notice to or action, order or approval by the Bankruptcy Court); provided, however, that, for the avoidance of doubt, the U.S. Trustee shall have standing to object to Professional Fee Claims. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

The Reorganized Debtors are authorized to serve upon a Holder of a Disputed Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment. To the extent the Holder of a Claim must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to setoff such amounts against the amount of any distribution to be paid to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection; and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided, however, that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors or Reorganized Debtors, as applicable, shall not be permitted to seek an estimation of such Claim. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions) until the Allowed amount of such Claim is determined by a Final Order of a court of competent jurisdiction, and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim.

D.	Disallowance of Certain Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims, until such time as such Causes of Action against that Entity have been settled or an order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims filed on account of an indemnification obligation to a director, officer or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date, and all such indemnification obligations shall be assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order or approval of the Bankruptcy Court. Subject to and in accordance with Section V.H of the Plan, all Claims filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date, and the Reorganized Debtors shall honor any such employee benefits, without any further notice to or action, order or approval of the Bankruptcy Court.

E.	Prepetition Litigation

On the Effective Date, the automatic stay provided under section 362 of the Bankruptcy Code shall be lifted as to all litigation concerning General Unsecured Claims against the Debtors, and each such litigation will resume in its pre-petition forum, unless the Debtors, in consultation with the Required Consenting Noteholders, or the Reorganized Debtors, as applicable, seek to remove any such litigation pursuant to Bankruptcy Rule 9027 prior to the entry of a final decree in all of the Chapter 11 Cases.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims, Termination of Interests in Key, and Reinstatement of Intercompany Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim voted, or was deemed, to accept the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

B.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest, or any distribution to be made on account of such Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

C.	Setoffs and Recoupment

Except as otherwise provided herein, each Debtor or Reorganized Debtor may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code) or other applicable bankruptcy or non-bankruptcy law, or as may be agreed by the Holder of an Allowed Claim, set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the Allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action.

D.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors.

E.	Debtor Release

PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICE OF THE RELEASED PARTIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, PURSUANT TO THE CONFIRMATION ORDER AND ON AND AFTER THE EFFECTIVE DATE, THE RELEASED PARTIES AND THEIR RESPECTIVE PROPERTY ARE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER DEEMED RELEASED, ACQUITTED AND DISCHARGED BY THE DEBTORS, THE REORGANIZED DEBTORS AND THE ESTATES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FROM ANY AND ALL CAUSES OF ACTION ARISING ON OR PRIOR TO THE EFFECTIVE DATE, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, CONTRACT, TORT, OR OTHERWISE, BY STATUTE, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM OR IN CONNECTION WITH, IN WHOLE OR IN PART, THE DEBTORS, THEIR AFFILIATES, THE REORGANIZED DEBTORS, THE CHAPTER 11 CASES, THE DEBTORS’ RESTRUCTURING, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN THE DEBTORS AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION OR PREPARATION OF THE PLAN, THE PLAN SUPPORT AGREEMENT, THE PLAN SUPPLEMENT, THE DISCLOSURE STATEMENT, THE NEW KEY CONSTITUENT DOCUMENTS, THE DEFINITIVE RESTRUCTURING DOCUMENTS, THE RIGHTS OFFERING DOCUMENTS, THE NEW ABL CREDIT FACILITY DOCUMENTS, THE NEW WARRANT AGREEMENT(S), THE CORPORATE ADVISORY SERVICES AGREEMENT, AND ANY RELATED AGREEMENTS, INSTRUMENTS, TERM SHEETS OR OTHER DOCUMENTS, ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY ACTIONS TAKEN IN CONNECTION WITH THE ALLEGED DEFAULTS, INCLUDING THE NEGOTIATION AND CONSUMMATION OF THE FORBEARANCE AGREEMENT AND AMENDMENTS THERETO AND ANY REAPPRAISAL OF ASSETS PURSUANT TO SECTION 10.1.2(m) OF THE TERM LOAN CREDIT AGREEMENT).

THE FOREGOING RELEASE (1) SHALL NOT APPLY TO ANY EXPRESS CONTRACTUAL OR FINANCIAL OBLIGATIONS OR ANY RIGHTS OR OBLIGATIONS ARISING UNDER OR THAT ARE PART OF THE PLAN OR ANY AGREEMENTS ENTERED INTO PURSUANT TO, IN CONNECTION WITH OR CONTEMPLATED BY THE PLAN OR TO ANY CONTINUING CONTRACTUAL OBLIGATION OWED BY ANY RELEASED PARTY TO OR FOR THE BENEFIT OF

ANY DEBTOR OR REORGANIZED DEBTOR, AND (2) SHALL HAVE NO EFFECT ON THE LIABILITY OF, OR ANY CAUSE OF ACTION AGAINST, ANY ENTITY THAT RESULTS FROM ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED FRAUD, GROSS NEGLIGENCE, BAD FAITH, OR WILLFUL MISCONDUCT (OTHER THAN WITH RESPECT TO ANY ACTIONS TAKEN IN CONNECTION WITH THE ALLEGED DEFAULTS, THE NEGOTIATION AND CONSUMMATION OF THE FORBEARANCE AGREEMENT AND AMENDMENTS THERETO AND ANY REAPPRAISAL OF ASSETS PURSUANT TO SECTION 10.1.2(m) OF THE TERM LOAN CREDIT AGREEMENT).

F.	Third Party Release

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AS OF THE EFFECTIVE DATE, EACH OF THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A RELEASED PARTY) SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASED AND ACQUITTED EACH OF THE RELEASED PARTIES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION ARISING ON OR PRIOR TO THE EFFECTIVE DATE, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY, CONTRACT, TORT OR OTHERWISE, BY STATUTE, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM OR IN CONNECTION WITH, IN WHOLE OR IN PART, THE DEBTORS, THEIR AFFILIATES, THE REORGANIZED DEBTORS, THE DEBTORS’ RESTRUCTURING, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN THE DEBTORS AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR DURING THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN, THE DISCLOSURE STATEMENT, THE PLAN SUPPLEMENT, THE PLAN SUPPORT AGREEMENT, THE NEW KEY CONSTITUENT DOCUMENTS, THE DEFINITIVE RESTRUCTURING DOCUMENTS, THE RIGHTS OFFERING DOCUMENTS, THE NEW ABL CREDIT FACILITY DOCUMENTS, THE NEW WARRANT AGREEMENT(S), THE CORPORATE ADVISORY SERVICES AGREEMENT, AND ANY RELATED AGREEMENTS, INSTRUMENTS, TERM SHEETS OR OTHER DOCUMENTS, ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY ACTIONS TAKEN IN CONNECTION WITH THE ALLEGED DEFAULTS, THE NEGOTIATION AND CONSUMMATION OF THE FORBEARANCE AGREEMENT AND AMENDMENTS THERETO AND ANY REAPPRAISAL OF ASSETS PURSUANT TO SECTION 10.1.2(m) OF THE TERM LOAN CREDIT AGREEMENT).

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT RELEASE ANY OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, INCLUDING THE RIGHT TO RECEIVE DISTRIBUTIONS FROM THE DEBTORS OR THE REORGANIZED DEBTORS ON ACCOUNT OF AN ALLOWED CLAIM AGAINST OR INTEREST IN THE DEBTORS PURSUANT TO THE PLAN. THE FOREGOING RELEASE ALSO SHALL HAVE NO EFFECT ON THE LIABILITY OF, OR ANY CAUSE OF ACTION AGAINST, ANY ENTITY THAT RESULTS FROM ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED FRAUD, GROSS NEGLIGENCE, BAD FAITH, OR WILLFUL MISCONDUCT (OTHER THAN WITH RESPECT TO ANY ACTIONS TAKEN IN CONNECTION WITH THE ALLEGED DEFAULTS, THE NEGOTIATION AND CONSUMMATION OF THE FORBEARANCE AGREEMENT AND AMENDMENTS THERETO AND ANY REAPPRAISAL OF ASSETS PURSUANT TO SECTION 10.1.2(m) OF THE TERM LOAN CREDIT AGREEMENT).

G.	Exculpation

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT WITH RESPECT TO ANY ACTS OR OMISSIONS EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT, OR RELATED DOCUMENTS, THE EXCULPATED PARTIES SHALL NEITHER HAVE, NOR INCUR ANY LIABILITY FOR ANY CAUSE OF ACTION OR OTHERWISE TO ANY ENTITY FOR ANY PREPETITION OR POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, RELATING TO OR ARISING OUT OF THE CHAPTER 11 CASES, THE FORMULATION, NEGOTIATION, PREPARATION, DISSEMINATION, FILING, IMPLEMENTATION, ADMINISTRATION, CONFIRMATION, EFFECTUATION OR TERMINATION OF ANY FUNDAMENTAL IMPLEMENTATION AGREEMENT OR DEFINITIVE RESTRUCTURING DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENTS (INCLUDING PROVIDING ANY LEGAL OPINION REQUESTED BY ANY ENTITY REGARDING ANY TRANSACTION, CONTRACT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT CONTEMPLATED BY THE PLAN OR THE RELIANCE BY ANY EXCULPATED PARTY ON THE PLAN OR THE CONFIRMATION ORDER IN LIEU OF SUCH LEGAL OPINION) CREATED OR ENTERED INTO IN CONNECTION WITH THE DISCLOSURE STATEMENT OR THE PLAN, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OF ANY SECURITIES PURSUANT TO OR IN CONNECTION WITH THE PLAN (INCLUDING THE SECURITIES ISSUED PURSUANT TO THE PRIMARY RIGHTS OFFERING, THE INCREMENTAL LIQUIDITY RIGHTS OFFERING, THE EQUITY HOLDER CASH-OUT SUBSCRIPTION AND THE BACKSTOP AGREEMENT), OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, EXCEPT FOR CLAIMS RELATED TO ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO RELY REASONABLY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN.

THE EXCULPATED PARTIES HAVE, AND UPON CONFIRMATION, SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF, AND THE DISTRIBUTION OF CONSIDERATION PURSUANT TO, THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

H.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT: (1) ARE SUBJECT TO COMPROMISE AND SETTLEMENT PURSUANT TO THE TERMS OF THE PLAN; (2) HAVE BEEN RELEASED PURSUANT TO SECTION VIII.E HEREOF; (3) HAVE BEEN RELEASED PURSUANT TO SECTION VIII.F HEREOF, (4) ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION VIII.G HEREOF (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN SECTION VIII.G HEREIN), OR (5) ARE OTHERWISE DISCHARGED, SATISFIED, STAYED OR TERMINATED PURSUANT TO THE TERMS OF THE PLAN, ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY ACTION OR OTHER PROCEEDING, INCLUDING ON ACCOUNT OF ANY CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES THAT HAVE BEEN COMPROMISED OR SETTLED AGAINST THE

DEBTORS, THE REORGANIZED DEBTORS, OR ANY ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY, DIRECTLY OR INDIRECTLY, SO RELEASED OR EXCULPATED) ON ACCOUNT OF, OR IN CONNECTION WITH OR WITH RESPECT TO, ANY DISCHARGED, RELEASED, SETTLED, COMPROMISED, OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION, OR LIABILITIES.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

The Effective Date shall not occur unless each of the following conditions precedent to the Effective Date has been satisfied or waived by the applicable party:

1. The Debtors shall have Filed the Plan Supplement on or prior to the Plan Supplement Filing Date, and the Plan Supplement shall have included: the New Key Constituent Documents, the Rejected Executory Contract and Unexpired Lease List, the New Warrant Agreement(s), the New Term Loan Credit Agreement, the New ABL Credit Agreement, the Investor Rights Agreement(s), the New MIP, and the list of members of the New Key Board and the New Subsidiary Boards.

2. The Bankruptcy Court shall have entered an order (which may be the Confirmation Order) in form and substance reasonably satisfactory to the Debtors and the Required Consenting Creditors approving the Disclosure Statement as containing “adequate information” within the meaning of section 1125 of the Bankruptcy Code, and such order shall have become a Final Order.

3. The Plan and all documents contained in the Plan Supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, and all other Definitive Restructuring Documents and the Backstop Agreement shall have been negotiated, executed, delivered and filed with the Bankruptcy Court or other applicable government authority in substantially final form, consistent with the terms and conditions of the Plan Term Sheet, the Definitive Restructuring Documents or the Plan Support Agreement, as applicable.

4. The Bankruptcy Court shall have entered the Confirmation Order confirming the Plan on terms consistent with the Plan Term Sheet and the Definitive Restructuring Documents, as applicable, and otherwise reasonably satisfactory to the Debtors and the Required Consenting Creditors, on or before the applicable date set forth on the Restructuring Timeline set forth in Schedule 1 to the Plan Term Sheet, unless otherwise agreed by the Debtors and the Required Consenting Creditors in a manner consistent with the Plan Support Agreement and the Confirmation Order shall have become a Final Order.

5. The Bankruptcy Court shall have entered the PSA Assumption Order, the PSA Assumption Order shall not have been terminated, reversed or vacated and shall be a Final Order, and the Plan Support Agreement shall not have been terminated and shall be in full force and effect.

6. All governmental and material third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by the Fundamental Implementation Agreements, including the Backstop Agreement, shall have been made or received, including approval under applicable Antitrust Laws.

7. The Debtors shall not have commenced an insolvency (or similar) proceeding in any foreign jurisdiction without the consent of the Required Consenting Creditors.

8. The reasonable and documented professional fees and expenses of the Supporting Creditor Advisors incurred prior to the Petition Date and thereafter shall have been paid in full by the Debtors, which payment may occur on or prior to the Effective Date.

9. The Debtors shall have complied with the FCPA Resolution, including having completed all acts required to be completed by the Debtors thereunder (excluding any acts not yet required to be completed), and the FCPA Resolution shall be in full force and effect.

10. The Bankruptcy Court shall have entered the Backstop Order, the Backstop Order shall be a Final Order, and the Backstop Agreement shall not have been validly terminated with respect to all parties thereto.

11. The New Term Loan Credit Agreement and the New ABL Credit Agreement shall have become effective.

12. The Debtors shall (a) have timely complied with all reporting obligations under applicable securities laws (giving effect to any extensions granted pursuant to the filing of a Form 12b-25 with the SEC), (b) not have become a delinquent filer (giving effect to any extensions granted pursuant to the filing of a Form 12b-25 with the SEC), and (c) in cooperation with counsel to the Required Consenting Noteholders, have used commercially reasonable efforts to obtain a listing on the NYSE or NASDAQ as promptly as possible following the Effective Date.

13. Each of the Closing Conditions set forth in the Backstop Agreement shall have been satisfied or waived pursuant to the terms of the Backstop Agreement.

14. The proceeds from the Primary Rights Offering and the proceeds of the Incremental Liquidity Rights Offering, if any, and all amounts funded pursuant to the Backstop Agreement shall have been released from the applicable escrow account(s) pursuant to the terms of the Rights Offering Documents (including the Backstop Agreement, the Rights Offering Escrow Agreement and the Backstop Escrow Agreement, as applicable) and such proceeds are available to fund the Distributions hereunder and to be otherwise used by the Reorganized Debtors for general corporate purposes.

15. No final judgment, injunction, decree or other material legal restraint shall have been, and remains, enacted, adopted or issued by a Governmental Unit of competent jurisdiction that prohibits the consummation of the Plan, the Rights Offering or the transactions contemplated by the Fundamental Implementation Agreements, including the Backstop Agreement, and/or the Definitive Restructuring Documents substantially on the terms and conditions set forth in the Plan Support Agreement.

16. The Professional Fee Escrow Account shall have been established and funded in the Professional Fee Reserve Amount.

17. The Effective Date shall be no later than the applicable date set forth on the Restructuring Timeline set forth in Schedule 1 to the Plan Term Sheet, unless otherwise agreed by the Debtors and the Required Consenting Creditors in a manner consistent with the Plan Support Agreement.

B.	Waiver of Conditions

Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors, with the written consent of the Required Consenting Creditors (and, where applicable, the Required Backstop Participants), at any time, without any notice to parties in interest and without any further notice to or action, order or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm the Plan. If any such condition precedent is waived pursuant to this Section IX.B and the Effective Date occurs, the waiver of such condition precedent shall benefit from the “equitable mootness” doctrine, and the occurrence of the Effective Date shall foreclose any ability to challenge the Plan in any court.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained in the Fundamental Implementation Agreements including this Plan and except as otherwise ordered by the Bankruptcy Court, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules to amend or modify the Plan prior to the entry of the Confirmation Order, including any amendments or modifications needed to satisfy section 1129(b) of the Bankruptcy Code, without additional disclosure pursuant to section 1125 of the Bankruptcy Code. After the entry of the Confirmation Order and prior to substantial consummation of the Plan, in accordance with the Fundamental Implementation Agreements, the Debtors or the Reorganized Debtors, as applicable, may amend or modify the Plan (1) in accordance with section 1127(b) of the Bankruptcy Code or (2) to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan either with the Bankruptcy Court approval or, so long as the interests of the Holders of Allowed Claims are not adversely affected thereby in any material respect, without Bankruptcy Court approval.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Federal Bankruptcy Rule 3019 or that any additional disclosure or re-solicitation performed was sufficient.

C.	Revocation or Withdrawal of Plan; Termination of Plan Support Agreement

The Debtors reserve the right, subject to the terms of the Plan Support Agreement or, otherwise, with the prior written consent of the Required Consenting Creditors, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan in accordance with the Fundamental Implementation Agreements or with the prior consent of the Required Consenting Creditors, or if entry of the Confirmation Order or the Effective Date does not occur, or if the Plan Support Agreement terminates in accordance with its terms, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, including after the Chapter 11 Cases are closed, except as set forth in the Plan, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or Allowance of Claims or Interests;

2. Decide and resolve all matters related to the determination of a whether a Claim shall be deemed subordinated in connection with the Plan;

3. Decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Retained Professionals (including Professional Fee Claims) authorized pursuant to the Bankruptcy Code or the Plan;

4. Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including any Rejection Damages Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed, or assumed and assigned, including any Cure Cost; and (c) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

5. Ensure that distributions to Holders of Allowed Claims and Interests, as applicable, are accomplished pursuant to the provisions of the Plan;

6. Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor, or the Estates that may be pending on the Effective Date;

7. Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. Adjudicate, decide, and resolve any and all Causes of Action arising under the Bankruptcy Code or related to the Chapter 11 Cases;

9. Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

10. Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

11. Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

12. Issue injunctions, enforce the injunctions contained herein, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement or implementation of the Plan;

13. Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan, and enter such orders as may be necessary or appropriate to implement and/or enforce such releases, injunctions, and other provisions;

14. Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid;

15. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

16. Determine any other matters that may arise in connection with or relate to the Plan, any of the other Definitive Restructuring Documents, the New ABL Credit Facility Documents, the New Warrant Agreement(s), the Corporate Advisory Services Agreement and the Rights Offering Documents, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

17. Enter an order or Final Decree concluding or closing any of the Chapter 11 Cases;

18. Adjudicate any and all disputes arising from or relating to distributions under the Plan;

19. Consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

20. Determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

21. Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under or in connection with the implementation of the agreements, documents, or instruments executed in connection with the Plan;

22. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

23. Hear and determine all disputes involving the existence, nature, scope, or enforcement of the exculpations, discharges, injunctions, and releases granted in connection with and under the Plan;

24. Enforce all orders previously entered by the Bankruptcy Court;

25. Resolve any cases, controversies, suits, or disputes that may arise in connection with any Entity’s rights arising from or obligations incurred in connection with the Plan; and

26. Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Federal Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.	Additional Documents

On or before the Effective Date, the Debtors, with the consent of the Required Consenting Creditors, may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid on or prior to the Effective Date. On and after the Effective Date, each Reorganized Debtor (individually or collectively with the other Reorganized Debtors) shall pay all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee, until that particular Reorganized Debtor’s case has been closed, converted or dismissed, whichever occurs first.

D.	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of such Entity.

F.	Notices

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors, the Supporting Noteholders or the Supporting Term Lenders shall be served at the following addresses (as applicable):

To the Reorganized Debtors:

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

Attention: General Counsel

E-mail address: khargis@keyenergy.com

- and -

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Larry J. Nyhan

E-mail address: lnyhan@sidley.com

- and -

Sidley Austin LLP

555 West 5th Street, Suite 4000

Los Angeles, California 90013

Attention: Jeffrey E. Bjork

E-mail address: jbjork@sidley.com

- and -

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, DE 19801

Attention: Robert S. Brady

E-mail address: rbrady@ycst.com

To the Supporting Noteholders:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10006

Attention: Michael H. Torkin

E-mail address: torkinm@sullcrom.com

- and -

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Sean A. O’Neal

E-mail address: soneal@cgsh.com

To the Supporting Term Loan Lenders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Eli J. Vonnegut, Damian S. Schaible

E-mail address: eli.vonnegut@davispolk.com, damian.schaible@davispolk.com

- and -

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Sean A. O’Neal

E-mail address: soneal@cgsh.com

After the Effective Date, the Reorganized Debtors may, in their sole discretion, notify Entities that, in order to continue to receive documents pursuant to Federal Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Federal Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Federal Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

In accordance with Bankruptcy Rules 2002 and 3020(c), within ten (10) Business Days of the Effective Date, the Debtors shall serve a combined Notice of Confirmation and Effective Date by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. Mailing of the Notice of Confirmation in the time and manner set forth in the this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect through the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated in an order of the Bankruptcy Court, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which shall become merged and integrated into the Plan on the Effective Date.

I.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

J.	Exhibits

All exhibits and documents included in the Plan (including the Plan Supplement and the documents incorporated therein) are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice and Claims Agent at http://dm.epiq11.com/KeyEnergy or the Bankruptcy Court’s website at http://www.deb.uscourts.gov.

K.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such alteration or interpretation must be reasonably acceptable to the Debtors and the Required Consenting Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the other Definitive Restructuring Documents, the New ABL Credit Facility Documents, the New Warrant Agreement(s), the Corporate Advisory Services Agreement and the Rights Offering Documents, as any of such documents may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable; (2) integral to the Plan and may not be amended, deleted, modified or supplemented except as provided therein and herein; and (3) non-severable and mutually dependent.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of each Chapter 11 Case (which, for the avoidance of doubt, may occur at different times, including on the Effective Date), File with the Bankruptcy Court all documents required by Federal Bankruptcy Rule 3022 and a proposed form of any applicable order necessary to close the Chapter 11 Cases.

M.	Conflicts

In the event of an inconsistency between the Plan and any document or instrument Filed in the Plan Supplement, the terms of the relevant document or instrument in the Plan Supplement shall control unless otherwise specified in such document or instrument. In the event of an inconsistency between the Plan and the Disclosure Statement, the Plan Term Sheet or the Plan Support Agreement, the Plan shall control. The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, however, that if there is determined to be any inconsistency between any provision of the Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of the Plan.

N.	Dissolution of the Committee

In the event a statutory committee is appointed by the U.S. Trustee, such official committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases on the Effective Date; provided, that such official committee shall be deemed to remain in existence solely with respect to, and shall not be heard on any issue except, applications filed by the Retained Professionals pursuant to sections 330 and 331 of the Bankruptcy Code.

O.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors and each of the Exculpated Parties, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants and agents, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code, including in connection with the offer, sale and issuance of Plan Securities, the implementation of the Rights Offering and the issuance and distribution of the rights pursuant thereto.

P.	Further Assurances

The Debtors, the Reorganized Debtors, all Holders of Claims and Interests receiving distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

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Dated:	September 21, 2016
Wilmington, Delaware
KEY ENERGY SERVICES, INC., on behalf of itself and each of the other Debtors

		By:	/s/ J. Marshall Dodson
		Name:	J. Marshall Dodson
		Title:	Senior Vice President and Chief Financial Officer

COUNSEL:

/s/ Robert S. Brady

James F. Conlan

Larry J. Nyhan

Andrew F. O’Neill

SIDLEY AUSTIN LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Jeffrey E. Bjork

Christina M. Craige

SIDLEY AUSTIN LLP

555 West Fifth Street

Los Angeles, CA 90013

Telephone: (213) 896-6000

Facsimile: (213) 896-6600

- and –

Robert S. Brady

Edwin J. Harron

Ryan M. Bartley

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253